Exhibit 10.10

500 BOYLSTON STREET

BOSTON, MA

OFFICE LEASE AGREEMENT

BETWEEN

500 BOYLSTON & 222 BERKELEY OWNER (DE) LLC,

a Delaware limited liability company,

AS LANDLORD

AND

VOR BIOPHARMA, INC.,

a Delaware corporation,

AS TENANT

OFFICE LEASE AGREEMENT

TABLE OF CONTENTS

1.	Basic Lease Information.	1
2.	Lease Grant.	3
3.	Term and Commencement Date.	4
4.	Rent.	5
5.	Compliance with Laws; Use.	5
6.	Guaranty and Letter of Credit.	6
7.	Building Services.	6
8.	Alterations	8
9.	Repairs and Maintenance.	9
10.	Entry by Landlord.	10
11.	Assignment and Subletting.	10
12.	Notices.	12
13.	Indemnity and Insurance.	12
14.	Casualty Damage.	14
15.	Condemnation.	15
16.	Events of Default.	15
17.	Limitation of Liability.	18
18.	Relocation.	20
19.	Holding Over.	20
20.	Surrender of Premises.	20
21.	Subordination to Mortgages; Estoppel Certificate.	20
22.	Miscellaneous.	21

i

OFFICE LEASE AGREEMENT

This Office Lease Agreement (this “Lease”) is made and entered into as of August 5, 2025 (the “Effective Date”), by and between 500 BOYLSTON & 222 BERKELEY OWNER (DE) LLC, a Delaware limited liability company (“Landlord”), and VOR BIOPHARMA, INC., a Delaware corporation (“Tenant”).

1. Basic Lease Information.

1.01 “Building” shall mean the 25-story building (consisting of a 6-story low-rise portion, a 19-story high-rise portion, and 3 levels of parking space below grade) located at 500 Boylston Street, Boston, MA 02116 and commonly known as 500 Boylston Street. The “Rentable Floor Area of the Building” is deemed to be 684,433 square feet.

1.02 “Premises” shall mean the area shown on Exhibit A to this Lease. The Premises are located on the thirteenth (13th) floor of the Building and known as Suite 1350 containing 8,391 square feet of Rentable Floor Area.

1.03 “Rentable Floor Area of the Premises”: 8,391 square feet.

1.04 “Estimated Term Commencement Date”: September 1, 2025.

1.05 “Term Commencement Date”: See Section 3.01.

1.06 Intentionally Deleted.

1.07 “Term Expiration Date”: The date that is seventy-two (72) full calendar months after the Term Commencement Date.

1.08 “Base Rent”:

Period	Annual Base Rent	Monthly Base Rent
Lease Year 1	$440,000.00	$36,666.67
Lease Year 2	$530,400.00	$44,200.00
Lease Year 3	$698,399.71	$58,199.98
Lease Year 4	$712,367.71	$59,363.98
Lease Year 5	$726,615.06	$60,551.26
Lease Year 6	$741,147.36	$61,762.28

As used above, the first “Lease Year” shall commence on the Term Commencement Date and end on the day immediately preceding the first anniversary thereof (provided that if the Term Commencement Date does not occur on the first day of a calendar month, the first Lease Year shall further include the balance of the calendar month such first anniversary occurs), and each subsequent Lease Year shall mean each successive period of twelve (12) calendar months following the first Lease Year during the initial Term, provided that the last Lease Year of the initial Term shall end on the Term Expiration Date set forth above for the initial Term.

1.09 “Tenant’s Proportionate Share”: 1.23%, subject to Exhibit B.

1.10 “Additional Rent” for Expenses and Taxes: See Section 4.01.

1.11 Tenant Work Allowance: None.

1.12 Additional Provisions: See Exhibit F.

1. Parking

2. Extension Option

1.13 “Guarantor”: None.

1.14 “Security Deposit” shall mean the cash security deposit or the letter of credit in the amount of $167,820.00, as provided in Section 6 and Exhibit H attached hereto.

1.15 “Broker”: CBRE, Inc., which represented Tenant in connection with this Lease.

1.16 “Permitted Use”: Executive, professional or corporate offices, including ancillary uses thereof, but specifically excluding medical or dental offices, utility company offices, employment agency offices (other than executive or professional search firms), governmental or quasi-governmental offices, or a provider of temporary office space or facilities on a contract basis. For purposes hereof, uses ancillary to the Permitted Uses shall include customary coffee stations for use only by the employees and business invitees of Tenant.

1.17 “Notice Address(es)”:

For Landlord:	For Tenant:

500 Boylston & 222 Berkeley Owner (DE) LLC

c/o Oxford Properties Group

125 Summer Street

Boston, Massachusetts 02110

Attention: Director of Leasing

With a copy to:

500 Boylston & 222 Berkeley Owner (DE) LLC

c/o Oxford Properties Group

50 Hudson Yards, 73rd Floor

New York, NY 10001

Attention: Legal Department

Email: [***]

Prior to the Term Commencement Date: Vor Bio Attention: Adi Osovsky [***] From and after the Term Commencement Date: Vor Bio 500 Boylston Street, Boston, MA 02116 Attention: Adi Osovsky [***]

1.18 “Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate additional Holidays that are commonly recognized by other office buildings in the area where the Building is located. “Building Service Hours” are 8:00 a.m. to 6:00 p.m. on Business Days.

1.19 “Property” means the Building and the parcel(s) of land on which it is located and, at Landlord’s discretion, the parking facilities and other improvements, if any, serving the Building and the parcel(s) of land on which they are located. “Office Section” means that portion of the Building from time to time dedicated to office uses. “Retail Section” means that portion of the Building from time to time dedicated to retail uses.

1.20 “Project” shall mean the Property together with the adjoining building and other improvements commonly known as 222 Berkeley Street and the parcel(s) of land in which they are located, including the parking facilities from time to time serving the Building and such other building and the common areas and facilities in or about such buildings that from time to time serve both buildings in common.

1.21 Other Defined Terms: Other capitalized terms shall have the meanings set forth in the Lease and its Exhibits below. References in this Lease to numbered Sections shall be deemed to refer to the numbered Sections of this Lease, unless otherwise specified.

1.22 Exhibits: The following exhibits and attachments are incorporated into and made a part of this Lease:

Exhibit A (Outline and Location of Premises)

Exhibit B (Expenses and Taxes)

Exhibit C (Form of Bill of Sale)

Exhibit D (Commencement Letter)

Exhibit E (Building Rules and Regulations)

Exhibit F (Additional Provisions)

Exhibit G (Intentionally Deleted)

Exhibit H (Letter of Credit)

Exhibit I (Intentionally Deleted)

Exhibit J (Cleaning Specifications)

Exhibit K (“Green” Lease Rider)

2. Lease Grant.

2.01 Premises. Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. The Premises exclude the exterior faces of exterior walls, the common stairways and stairwells, elevators and elevator wells, fan rooms, electric and telephone closets, janitor closets, freight elevator vestibules, and pipes, ducts, conduits, wires and appurtenant fixtures serving other parts of the Building (exclusively or in common), and other Common Areas (as defined below) of the Building. If the Premises include the entire rentable area of any floor, the common corridors, elevator lobby, and restroom facilities located on such full floor(s) shall be considered part of the Premises.

2.02 Appurtenant Rights. During the Term, Tenant shall have, as appurtenant to the Premises, the non-exclusive rights to use in common (subject to reasonable rules of general applicability to tenants and other users of the Building from time to time made by Landlord of which Tenant is given notice): (a) the common lobbies, corridors, stairways, elevators and loading platform of the Building, and the pipes, ducts, conduits, wires and appurtenant meters and equipment serving the Premises in common with others; (b) common driveways and walkways necessary for access to the Building; (c) if the Premises include less than the entire rentable floor area of any floor, the common corridors, elevator lobby, and restroom facilities located on such floor; and (d) all other areas or facilities in or about the Project from time to time designated for general use in common by Tenant, other Project tenants, and Landlord (collectively, the “Common Areas”).

3. Term and Commencement Date.

3.01 Term. The “Term” of this Lease shall begin at 12:01 a.m. (Eastern) on the earlier to occur of the following dates under clauses (a) or (b), which date shall be the “Term Commencement Date”:

(a) The date on which Tenant first enters into possession of all or any portion of the Premises for the regular conduct of its business; or

(b) The Estimated Term Commencement Date.

The Term of this Lease shall end at 11:59 p.m. (Eastern) on the Term Expiration Date set forth in Section 1, unless sooner terminated in accordance with the provisions of this Lease. Promptly after the determination of the Term Commencement Date, Landlord and Tenant shall execute and deliver a commencement letter in the form attached as Exhibit D (the “Commencement Letter”). Tenant’s failure to execute and return the Commencement Letter, or to provide written objection to the statements contained in the Commencement Letter, within thirty (30) days after its delivery to Tenant shall be deemed an approval by Tenant of the statements contained therein.

3.02 “As Is” Condition. The Premises shall be leased by Tenant in their current “as is” condition and configuration without any representations or warranties by Landlord, except that Landlord shall deliver the Premises to Tenant with all Base Building systems and utilities not exclusively serving the Premises in working order and condition.

3.03 Delivery. By taking possession of the Premises, Tenant agrees that the Premises are in good order and satisfactory condition. Landlord shall not be liable for any delay or failure to deliver possession of the Premises or any other space due to the holdover or unlawful possession of such space by another party or other reason, provided, however, Landlord shall use reasonable efforts to obtain possession of any such space. Any delay in the delivery of the Premises or in the occurrence of the Term Commencement Date shall not give rise to any liability or default by Landlord or affect any of the terms of this Lease or Tenant’s obligation to accept the Premises when delivered. Except as otherwise provided in this Lease, Tenant shall not be permitted to take possession of or enter the Premises before the Term Commencement Date without Landlord’s permission. If Tenant takes possession of or enters the Premises before the Term Commencement Date, Tenant’s possession or entry before the Term Commencement Date shall be subject to the terms and conditions of this Lease; provided, however, except for the cost of services used or requested by Tenant (e.g., after-hours HVAC service), Tenant shall not be required to pay Rent for any such possession or entry before the Term Commencement Date during which Tenant, with Landlord’s approval, has entered, or is in possession of, the Premises for the sole purpose of performing improvements or installing furniture, equipment, Cabling (as defined in Section 8.01) or other personal property.

Tenant acknowledges and agrees that, concurrently with Tenant’s and Landlord’s execution and delivery of this Lease, Landlord is conveying, selling, assigning and transferring to Tenant, and Tenant is purchasing, assuming and accepting from Landlord, all furniture, fixtures, and equipment located at the Premises as of the Effective Date (the “Purchased Furniture”) by way of a bill of sale, the form of which bill of sale is attached hereto as Exhibit C (the “Bill of Sale”). A list of the Purchased Furniture is attached to the Bill of Sale as Schedule 1. Tenant shall use the Purchased Furniture only for the purposes for which such Purchased Furniture was intended and in accordance with all manufacturers’ specifications and requirements, and Tenant shall maintain the Purchased Furniture in good order, condition and repair and shall, as necessary, replace the Purchased Furniture, at Tenant’s sole cost and expense. Tenant shall insure the Purchased Furniture along with all other Tenant’s Property as required by this Lease. Tenant acknowledges that Landlord has not made, does not make, and specifically disclaims any representations or warranties, whether express or implied, written or oral, past, present or future, as to, concerning, or with respect to the Purchased Furniture including, without limitation, the condition, suitability, quality, habitability, merchantability, fitness for a particular purpose of same, and adverse claim(s) of ownership. The Purchased Furniture shall be delivered to Tenant in its “as-is, where-is, with all faults” condition, and Landlord shall have absolutely no liability or obligation with respect to the Purchased Furniture.

3.04 Early Access. Notwithstanding anything to the contrary in this Article 3, during the period between the Effective Date and the Term Commencement Date, Tenant may access the Premises for the installation of wiring, furniture, equipment, and personal property prior to commencing the regular conduct of business in the Premises, provided that such early access and installation shall be subject in each case to the terms and conditions of Section 8 of the Lease, including without limitation (i) Landlord’s approval of Tenant’s contractors in accordance with Section 8 of the Lease, (ii) Landlord’s receipt from Tenant of copies of all necessary permits for any such installations, and (iii) customary insurance certificates from Tenant’s contractors, subcontractors, and other parties acting under or through Tenant with respect to the applicable work in accordance with Section 8 of the Lease. Tenant shall be responsible for any damage to the Premises caused by Tenant or its employees, agents, contractors, subcontractors, material suppliers and laborers. Any entry into the Premises by Tenant (or its contractors, subcontractors, or other persons acting under or through Tenant) prior to the Term Commencement Date shall be subject to all of the provisions of the Lease that are applicable to the Premises during the Term, except for the obligation to pay Base Rent and Expense Excess and Tax Excess charges.

4. Rent.

4.01 Base Rent and Additional Rent. Tenant hereby covenants and agrees to pay to Landlord, without any setoff or deduction (except to the extent expressly set forth in this Lease), (a) all Base Rent (as provided in Section 1), (b) Tenant’s Proportionate Share of Expenses and Taxes (as provided in Exhibit B attached hereto), and (c) all other Additional Rent due for the Term (collectively referred to as “Rent”). “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay to Landlord from time to time under this Lease.

4.02 Manner and Timing of Payments. Base Rent and other recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand. All other items of Rent shall be due and payable by Tenant within thirty (30) days after billing by Landlord. Rent shall be made payable to the entity, and sent to the address, that Landlord from time to time designates for such purposes and shall be paid by Tenant by electronic or wire transfer to an account from time to time designated by Landlord. Landlord’s acceptance of less than the entire amount of Rent shall be considered, unless otherwise specified by Landlord, a payment on account of the oldest obligation due from Tenant hereunder, notwithstanding any statement to the contrary contained on or accompanying any such payment from Tenant. Rent for any partial month during the Term shall be prorated on a per diem basis. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent. No endorsement or statement on or accompanying payment shall be considered an accord and satisfaction.

5. Compliance with Laws; Use.

Tenant shall use the Premises only for the Permitted Use and shall not use or permit the use of the Premises for any other purpose. Tenant shall comply with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity whether in effect now or later, including the Americans with Disabilities Act (“Law(s)”), regarding the operation of Tenant’s business and the use, condition, configuration, and occupancy of the Premises and the Building systems located in or exclusively serving the Premises. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Laws that relate to the Base Building (defined below), but only to the extent such obligations are triggered by Tenant’s use of the Premises (other than for general office use in accordance with the terms of this Lease) or Alterations (as defined in Section 8.01) in or about the Premises performed or requested by Tenant. “Base

Building” shall include the structural portions of the Building, the common restrooms, and the Building mechanical, electrical, and plumbing systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law. Tenant shall not exceed the standard density limit for the Building. Tenant shall not use or permit the use of any portion of the Premises in a manner that results in objectionable noise, odors, or vibrations emanating from the Premises or any equipment installed by Tenant or any party acting under or through Tenant, or which violates or conflicts with Landlord’s Sustainability Practices Standards (as defined in Exhibit K) or certification for the Building. Without limiting the generality of the foregoing sentence, Tenant shall not use any portion of the Premises for a personal fitness or exercise area or install or use any exercise equipment therein. Tenant shall comply with the rules and regulations of the Building attached as Exhibit E and such other reasonable rules and regulations adopted by Landlord from time to time, including rules and regulations for the performance of Alterations. If the Premises or any portion thereof are located on a multi-tenant floor, Tenant shall cause all portions of such Premises that are visible from the Common Areas on such floors to be arranged, furnished, and lighted in a manner in which such Premises appears at all times to be occupied for the Permitted Use.

6. Security Deposit – Cash or Letter of Credit.

Concurrently with Tenant’s execution and delivery of this Lease, Tenant shall deliver to Landlord a clean, irrevocable letter of credit in the amount set forth in Section 1, which shall comply with, and may be drawn by Landlord in accordance with, the provisions of Exhibit H attached hereto (such letter of credit, together with any renewal or replacement thereof in accordance herewith, being referred to herein as the “Letter of Credit”). Notwithstanding the preceding sentence, if Tenant has not delivered the Letter of Credit to Landlord concurrently with Tenant’s execution and delivery of this Lease, then (a) concurrently with Tenant’s execution and delivery of this Lease, Tenant shall deliver to Landlord a cash security deposit in the amount set forth in Section 1 for the amount of the Letter of Credit (which cash security deposit shall be held and applied by Landlord in accordance with the provisions of Exhibit H that are applicable to a cash security deposit, subject to the terms of this sentence), (b) within one hundred eighty (180) days after Tenant’s execution and delivery of this Lease, Tenant shall deliver to Landlord the Letter of Credit required under the preceding sentence, and (c) within three (3) Business Days after such delivery of the Letter of Credit to Landlord, Landlord shall return to Tenant the cash security deposit provided under this sentence (to the extent not applied), without interest.

7. Building Services.

7.01 Building Services. Landlord shall furnish Tenant with the following services: (a) water for use in the Base Building restrooms, the kitchen area in the Premises, and the shower and bathroom located in the Premises; (b) customary heat and air conditioning in season during Building Service Hours; (c) standard janitorial service on Business Days and substantially consistent with the specifications set forth on Exhibit J attached hereto; (d) elevator service; (e) electricity in accordance with the terms and conditions in Section 7.02; (f) access to the Building for Tenant and its employees 24 hours per day/7 days per week, subject to the terms of this Lease and such protective services or monitoring systems, if any, as Landlord may from time to time impose, including, without limitation, sign-in procedures and/or presentation of identification cards; and (g) such other services as Landlord reasonably determines are necessary or appropriate for the Property. In addition, Tenant shall have the right to receive HVAC service during hours other than Building Service Hours by paying Landlord’s then-standard charge for additional HVAC service and providing such prior notice as is reasonably specified by Landlord. If Tenant is permitted to connect any supplemental HVAC units to the Building’s condenser water loop or chilled water line, such permission shall be conditioned upon Landlord having adequate excess capacity from time to time and such connection and use shall be subject to Landlord’s reasonable approval and reasonable restrictions imposed by Landlord, and Landlord shall have the right to charge Tenant a connection fee and/or a monthly usage fee, as reasonably determined by Landlord. If, at Tenant’s request, Landlord, or an affiliated or third party service provider, provides any services that are not Landlord’s express obligation under this Lease, including, without limitation, any repairs which are Tenant’s responsibility pursuant to Section 9 below, Tenant shall pay to the applicable service provider the cost of such services plus a reasonable administrative charge.

7.02 Tenant Electricity. To the extent that the electricity service for any portion of the Premises (including, without limitation, air handling units or other HVAC equipment serving the Premises) or any other equipment exclusively serving the Premises is from time to time metered directly by the utility company to the Premises, Tenant shall timely pay the separate charges for such electricity service directly to the applicable utility company and, if requested by Landlord from time to time, provide copies of such utility company invoices and evidence of such payments. To the extent that the electricity service for any portion of the Premises (including, without limitation, air handling units or other HVAC equipment serving the Premises) or any other equipment serving the Premises, whether exclusively or in common, is not metered directly by the utility company to the applicable portion of the Premises, Tenant shall pay to Landlord, as Additional Rent with no mark-up or surcharge, the costs of such electricity by a separate charge payable by Tenant to Landlord based on check-meters installed for the applicable portion of the Premises or equipment serving the Premises or, for any portion of the Premises or equipment that from time to time does not have operational check-meters, based on reasonable allocations prepared by Landlord’s building engineer for the space and period in question. If utility service to the Premises is not separately metered, Tenant shall make estimated monthly payments for any electricity charges payable to Landlord hereunder, in advance on the first day of each month or partial month of the Term, based on amounts estimated by Landlord from time to time for such electricity charges, subject to quarterly reconciliations based on actual check-meter readings and utility rates for the space and period in question. Without the consent of Landlord, Tenant’s use of electrical service shall not exceed the Building standard usage, per square foot, as reasonably determined by Landlord, based upon the Building standard electrical design load and Tenant shall comply with Landlord’s Sustainability Practices Standards. For any electricity service that is not metered directly by the utility company to the Premises, Landlord shall have the right to measure electrical usage by commonly accepted methods, including the installation of measuring devices such as submeters and check-meters, which to the extent not in place prior to the Effective Date shall be installed at Tenant’s expense. If it is determined, for any electrical service that is not directly metered by the utility company to the Premises and is not separately check-metered to Tenant pursuant to the foregoing provisions, that Tenant is using electricity in such quantities or during such periods as to cause the total cost of Tenant’s electrical usage, on a monthly, per-rentable-square-foot basis, to materially exceed that which Landlord reasonably deems to be standard for the Building, Tenant shall pay Landlord Additional Rent for the cost of such excess electrical usage and, if applicable, for the cost of purchasing and installing the measuring device(s).

7.03 Interruption of Services. Landlord’s failure to furnish, or any interruption, diminishment or termination of services due to the application of Laws, the failure of any equipment, the performance of maintenance, repairs, improvements or alterations, utility interruptions or the occurrence of an event of Force Majeure (defined in Section 22.07) (collectively a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement, except as provided in the next sentence. If the Premises, or a material portion of the Premises, are made untenantable for a period in excess of five (5) consecutive Business Days as a result of a Service Failure that is reasonably within the control of Landlord to correct, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period following such five-(5)-Business-Day period and ending on the day the service has been restored. If the entire Premises has not been rendered untenantable by the Service Failure, the amount of abatement shall be equitably prorated. This Section shall not apply to any Service Failure arising from a casualty event governed by Section 14 below.

7.04 Reservations. Without limiting the generality of the foregoing, Landlord reserves the right from time to time to modify components of the access procedures for the Building or other portions of the Property, to change the number of lobby attendants, or to institute, modify, supplement, or discontinue any particular access control procedures or equipment for the Building, whether during or after business hours. Landlord does not warrant or guarantee the effectiveness of any such system or procedures. Tenant expressly disclaims any such warranty, guarantee, or undertaking by Landlord with respect thereto and acknowledges that access control procedures from time to time in effect are solely for the convenience of tenants generally and are not intended to secure the Premises or to guarantee the physical safety of any persons in or about the Premises or the Property. Tenant shall be responsible for securing the Premises, including without limitation by Tenant’s installation of access card readers or other security equipment for the Premises in accordance with Section 8 and by restricting or monitoring access into and from the Premises by its employees or other invitees. At the time that any Tenant employee (or other person acting under or through Tenant) who has been issued a Building access card is terminated or otherwise ceases to work at the Premises, Tenant shall retrieve and destroy the Building access card for such person and, in accordance with the Building’s standard procedures, notify the Building’s property manager that such person should be removed from the active list for Building access cards.

8. Alterations

8.01 Alterations. Tenant shall not make alterations, repairs, additions or improvements or install any Cable (collectively referred to as “Alterations”) in the Premises, without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed. “Cable” shall mean and refer to any electronic, fiber, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant or any party acting under or through Tenant. Prior to starting work on any Alterations, Tenant shall furnish Landlord with plans and specifications (which shall be in CAD format if requested by Landlord); names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Base Building and vertical Cable, as may be described more fully below); required permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord and naming as additional insureds the Landlord, the managing agent for the Building, and such other Additional Insured Parties (as defined in Section 13) as Landlord may designate for such purposes; and any security for performance in amounts reasonably required by Landlord. Landlord may designate specific contractors with respect to oversight, installation, repair, connection to, and removal of vertical Cable. All Cable shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Cable with wire) to show Tenant’s name, suite number, and the purpose of such Cable (i) every 6 feet outside the Premises (specifically including, but not limited to, the electrical room risers and any Common Areas), and (ii) at the termination point(s) of such Cable. Changes to the plans and specifications must also be submitted to Landlord for its approval. Alterations shall be constructed in a good and workmanlike manner using materials of a quality reasonably approved by Landlord and in compliance with Landlord’s Sustainability Practices Standards, and Tenant shall ensure that no Alteration impairs any Building system or Landlord’s ability to perform its obligations hereunder. Tenant shall reimburse Landlord for any third-party expenses incurred by Landlord in connection with the review, inspection, and coordination of Tenant’s plans for Alterations and Tenant’s performance thereof and pay to Landlord or its managing agent a fee for Landlord’s administrative oversight and coordination of any Alterations equal to 2.5% of the hard costs of the Alterations. Upon completion, Tenant shall furnish “as-built” plans (in CAD format, if requested by Landlord) for Alterations, customary AIA completion affidavits, full and final waivers of lien, any applicable certificate of occupancy for the space affected by such Alterations, and any other items required under the Building’s construction rules and regulations for closing out the particular work in question. Landlord’s approval of an Alteration shall not be deemed to be a representation by Landlord that the Alteration complies with Law or will not adversely affect any Building system. If any Alteration requires any change to the Base Building, any Building system, or any Common Area, then such changes shall be made at Tenant’s sole cost and expense and performed, at Landlord’s election, either by Tenant’s contractor or a contractor engaged by Landlord. Notwithstanding the foregoing,

Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from the exterior of the Premises or Building; (c) will not affect the Base Building (defined in Section 5); (d) does not require a building permit; and (e) does not require work to be performed inside the walls or above the ceiling of the Premises. Cosmetic Alterations shall be subject to all the other provisions of this Section 8.03, to the extent applicable thereto.

8.02 Liens. Tenant shall not cause or permit any mechanics’ or other liens to be placed upon the Property, the Premises, or Tenant’s leasehold interest hereunder in connection with any work or service done or purportedly done by or for the benefit of Tenant, its subtenants, or any other party acting under or through Tenant. Tenant shall give Landlord notice at least fifteen (15) days prior to the commencement of any work in the Premises to afford Landlord the opportunity, where applicable, to post and record notices of non-responsibility. Tenant, within ten (10) days after notice from Landlord, shall fully discharge any such lien by settlement, by bonding or by insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to timely discharge such lien within such period, Tenant shall be deemed in Default under this Lease and, in addition to any other remedies available to Landlord as a result of such Default by Tenant, Landlord, at its option, may bond, insure over or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord to discharge such lien, including, without limitation, reasonable attorneys’ fees. Landlord shall have the right to require Tenant to post a performance or payment bond in connection with any work or service done or purportedly done by or for the benefit of Tenant. Tenant acknowledges and agrees that all such work or service is being performed for the sole benefit of Tenant and not for the benefit of Landlord.

8.03 Leasehold Improvements. All Leasehold Improvements shall, except as expressly provided in this Lease, remain upon the Premises at the end of the Term without compensation to Tenant. “Leasehold Improvements” shall mean and include all leasehold improvements from time to time existing in or to the Premises, including without limitation any such leasehold improvements (if any) that exist as of the Term Commencement Date under this Lease or that are made by or for the benefit of Tenant (or any party acting under or through Tenant) before the Term Commencement Date or thereafter from time to time during the Term. Landlord, by written notice to Tenant at least thirty (30) days prior to the Term Expiration Date, may require Tenant, at Tenant’s expense, to remove any Leasehold Improvements or other affixed installations that, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (“Required Removables”). Required Removables shall include, without limitation, internal stairways, raised floors, private baths and showers, vaults, rolling file systems, structural alterations and modifications and any Cable installed by or on behalf of Tenant. Landlord shall, within twenty (20) days after receipt of Tenant’s written request for approval of a proposed Alteration, advise Tenant in writing whether the approved Alteration or any portions thereof or other improvements are Required Removables. If Landlord fails to inform Tenant within such twenty (20) day period, such requested Alteration or improvement shall be deemed not to be a Required Removable. The Required Removables shall be removed by Tenant before the expiration or earlier termination of this Lease in accordance with Section 20.

9. Repairs and Maintenance.

9.01 Tenant Obligations. Tenant shall periodically inspect the Premises to identify any conditions that are dangerous or in need of maintenance or repair. Tenant shall promptly provide Landlord with notice of any such conditions. Tenant, at its sole cost and expense, shall perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and keep the Premises in good condition and repair, reasonable wear and tear excepted. Tenant’s repair and maintenance obligations include, without limitation, repairs to: (a) floor covering; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) Alterations (described in Section 8); (f) supplemental air conditioning units, kitchens, including hot water heaters, plumbing, and similar facilities exclusively serving the

Premises or any portion thereof, whether such items are installed by Tenant or are currently existing in the Premises; and (g) any Cable. Tenant shall maintain in effect throughout the Term maintenance contracts for any such supplemental air conditioning units or other specialty equipment exclusively serving the Premises and, from time to time upon Landlord’s request, provide Landlord with a copy of such maintenance contract and reasonable evidence of its service record. All repairs and other work performed by Tenant or its contractors, including that involving Cable, shall be subject to the terms of Section 8.01 above. If Tenant fails to make any repairs to the Premises for more than fifteen (15) days after notice from Landlord (although notice shall not be required in an emergency), Landlord may make the repairs, and, within thirty (30) days after demand, Tenant shall pay to Landlord the reasonable cost of the repairs, together with an administrative charge in an amount equal to ten percent (10%) of the cost of the repairs.

9.02 Landlord Obligations. Landlord shall keep and maintain in good repair and working order and perform maintenance upon (a) the structural elements of the Building; (b) the mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building in general; (c) the Common Areas; (d) the roof of the Building; (e) the exterior windows of the Building; and (f) the elevators serving the Building. Subject to reasonable wear and tear, Landlord shall from time to time make repairs for which Landlord is responsible hereunder.

10. Entry by Landlord.

Landlord may enter the Premises to inspect, show or clean the Premises or to perform or facilitate the performance of repairs, alterations or additions to the Premises or any portion of the Building. Except in emergencies or to provide Building services, Landlord shall provide Tenant with at least twenty-four (24) hours’ prior verbal notice of entry. In connection with any such entry for non-emergency work performed during Building Service Hours, Landlord shall use reasonable efforts, consistent with the operation of a first-class high rise building, not to unreasonably interfere with Tenant’s use of the Premises. If reasonably necessary, Landlord may temporarily close all or a portion of the Premises to perform repairs, alterations and additions; provided, that, except in emergencies, any such work that would unreasonably prevent the use of a substantial portion of the Premises during Building Service Hours will be performed on weekends or after Building Service Hours. Any such entry by Landlord shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent.

11. Assignment and Subletting.

11.01 Transfers. Except in connection with a Permitted Transfer (defined in Section 11.04), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use all or any portion of the Premises (in each such case, collectively or individually, a “Transfer” to a “Transferee”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed if Landlord does not exercise its recapture rights under Section 11.02. Without limitation, it is agreed that Landlord’s consent shall not be considered unreasonably withheld if the proposed Transferee (a) is a governmental entity, (b) is an occupant of the Project, (c) whether or not an occupant of the Project, has been in discussions with Landlord regarding the leasing of space within the Project within the preceding nine (9) months, (d) is incompatible with the character of occupancy of the Project, (e) is an entity with which the payment for the sublease or assignment is determined in whole or in part based upon its net income or profits, or (f) would subject the Premises to a use which would: (i) involve increased personnel or wear upon the Project; (ii) violate any exclusive right granted to another tenant of the Project; (iii) require any addition to or modification of the Premises or the Project in order to comply with building code or other governmental requirements; or (iv) involve a violation of the Permitted Use clauses of this Lease. If the entity(ies) that directly or indirectly controls the voting shares/rights of Tenant (other than through the ownership of voting securities listed on a recognized securities exchange) changes at any time, such change of ownership or control shall constitute a Transfer. Any Transfer in violation of this Section shall, at Landlord’s option, be deemed a Default by Tenant as described in Section 16.01, and shall be voidable by Landlord. In no event shall any Transfer, including a Permitted Transfer (defined in Section 11.04), release or relieve Tenant from any obligation under this Lease, and the Tenant originally named in this Lease shall remain primarily liable for the performance of the tenant’s obligations under this Lease, as amended from time to time.

11.02 Process. Tenant shall provide Landlord with financial statements for the proposed Transferee (or, in the case of a change of ownership or control, for the proposed new controlling entity(ies)), a fully executed copy of the proposed assignment, sublease, or other Transfer documentation, and such other information as Landlord may reasonably request. Within fifteen (15) Business Days after receipt of the required information and documentation, Landlord shall either: (a) consent to the Transfer by execution of a consent agreement in a form reasonably designated by Landlord; (b) reasonably refuse to consent to the Transfer in writing; or (c) in the event of a proposed assignment of this Lease or subletting of all or part of the Premises, recapture the portion of the Premises that Tenant is proposing to Transfer. If Landlord exercises its right to recapture (the “Recapture Notice”), this Lease shall automatically be amended (or terminated if the entire Premises is being assigned or sublet) to delete the applicable portion of the Premises effective on the proposed effective date of the Transfer, although Landlord may require Tenant to execute a reasonable amendment or other document reflecting such reduction or termination. Tenant shall pay to Landlord the reasonable costs and attorneys’ fees incurred by Landlord in connection with such requested Transfer, up to an amount not to exceed $3,500 per requested Transfer.

11.03 Excess Payments. In the event, if any, that (i) all rent and other consideration which Tenant receives as a result of a Transfer exceeds (ii) the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer, then Tenant shall, at Landlord’s election, pay to Landlord an amount equal to fifty percent (50%) of such excess, from time to time on a monthly basis upon Tenant’s receipt of such excess; provided that in determining any such excess, Tenant may deduct from the excess all reasonable and customary expenses directly incurred by Tenant in connection with such Transfer, except that any construction costs incurred by Tenant in connection with such Transfer shall be deducted on a straight-line basis over the term of the applicable Transfer. If Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant’s share of payments received by Landlord.

11.04 Permitted Transfers. Tenant may assign this Lease to a successor to Tenant by merger, consolidation, or the purchase of all or substantially all of Tenant’s assets, or assign this Lease or sublet all or a portion of the Premises to an Affiliate (defined below), without the consent of Landlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”): (a) Tenant must not be in Default; (b) Tenant must give Landlord written notice at least fifteen (15) Business Days before such Transfer; and (c) except in the case of a sublease to an Affiliate, the Credit Requirement (defined below) must be satisfied. Tenant’s notice to Landlord shall include information and documentation evidencing that the Transfer qualifies as a Permitted Transfer hereunder and that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor under this Section 11.04 shall sign and deliver to Landlord a commercially reasonable form of assumption agreement. “Affiliate” shall mean an entity controlled by, controlling or under common control with Tenant. The “Credit Requirement” shall be deemed satisfied if, as of the date immediately preceding the date of the Permitted Transfer, the financial strength of (i) the entity with which Tenant is to merge or consolidate or to which the Lease is otherwise to be assigned or (ii) the purchaser of all or substantially all of the assets of Tenant is not less than that of Tenant, as determined (x) based on credit ratings of such entity and Tenant by both Moody’s and Standard & Poor’s (or by either such agency alone, if applicable ratings by the other agency do not exist), or (y) if such credit ratings do not exist, then in accordance with certified financial statements for such entity and Tenant covering their last two fiscal years ending before the Transfer. In the event that, at any time after a Permitted Transfer, the Affiliate to which the Permitted Transfer is made ceases to qualify as an Affiliate of the original Tenant, such event shall be deemed a Transfer that is subject to the provisions of Sections 11.01, 11.02, and 11.03 above.

11.05 Prohibited Matters. Without limiting Landlord’s right to withhold its consent to any transfer by Tenant, and regardless of whether Landlord shall have consented to any such transfer, neither Tenant nor any other person having an interest in the possession, use or occupancy of the Premises or any part thereof shall enter into any lease, sublease, license, concession, assignment or other transfer or agreement for possession, use or occupancy of all or any portion of the Premises which provides for rent or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person or entity from the space so leased, used or occupied, and any such purported lease, sublease, license, concession, assignment or other transfer or agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use or occupancy of all or any part of the Premises.

12. Notices.

All demands, approvals, consents or notices (collectively referred to as a “notice”) shall be in writing and delivered by hand or sent by registered, express, or certified mail, with return receipt requested or with delivery confirmation requested from the U.S. postal service, or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Section 1; provided, however, notices sent by Landlord regarding general Building operational matters may be posted in the Building mailroom or the general Building newsletter or sent via e-mail to the e-mail address provided by Tenant to Landlord for such purpose. In addition, if the Building is closed (whether due to emergency, governmental order or any other reason), then any notice address at the Building shall not be deemed a required notice address during such closure, and, unless Tenant has provided an alternative valid notice address to Landlord for use during such closure, any notices sent during such closure may be sent via e-mail or in any other practical manner reasonably designed to ensure receipt by the intended recipient. Each notice shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or any other Notice Address of Tenant without providing a new Notice Address, three (3) Business Days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address.

13. Indemnity and Insurance.

13.01 Indemnification. Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties (defined below), and to the maximum extent permitted under applicable law, Tenant shall indemnify, defend and hold Landlord and Landlord Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (collectively referred to as “Losses”), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties by any third party and arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of Law) of Tenant, its trustees, managers, members, principals, beneficiaries, partners, officers, directors, employees and agents (the “Tenant Related Parties”) or any of Tenant’s transferees, contractors or licensees. To the maximum extent permitted under applicable law, Tenant hereby waives all claims against and releases Landlord and its trustees, managers, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees (defined in Section 21) and agents (the “Landlord Related Parties”) from all claims for any injury to or death of persons, damage to property or business loss in any manner related to (a) Force Majeure, (b) acts of third parties, (c) the bursting or leaking of any tank, water closet, drain or other pipe (except to the extent caused by the negligence or willful misconduct of Landlord, its employees or agents), or (d) the inadequacy or failure of any security or protective services, personnel or equipment (except to the extent caused by the gross negligence or willful misconduct of Landlord, its employees or agents).

Subject to the provisions of the Lease, including without limitation Section 7.03 and this Section 13, Landlord shall indemnify, defend, and hold Tenant and the applicable Tenant Related Parties harmless from and against any third-party claim for personal injury or property damage occurring in the Common Areas, to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties.

13.02 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts throughout the Term (and during any other periods before or after the Term during which Tenant or any Tenant Related Party enters into or occupies all or any portion of the Premises):

(a) Commercial General Liability Insurance covering claims of bodily injury, personal injury and property damage arising out of Tenant’s operations and contractual liabilities, including coverage formerly known as broad form, on an occurrence basis, with minimum primary limits of $1,000,000 each occurrence and $2,000,000 annual aggregate and a minimum excess/umbrella limit of $5,000,000.00.

(b) Property insurance covering (i) Tenant’s Property (as defined below), and (ii) any Leasehold Improvements in the Premises, whether installed by or for the benefit of Tenant under this Lease or any prior lease or other agreement to which Tenant was a party or otherwise (“Tenant-Insured Improvements”). Such insurance shall be written on a special cause of loss form for physical loss or damage, for the full replacement cost value (subject to reasonable deductible amounts) without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance, and shall include coverage for damage or other loss caused by fire or other peril, including vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.

(c) Worker’s Compensation and Employer’s Liability or other similar insurance to the extent required by Law.

The minimum limits of insurance required to be carried by Tenant shall not limit Tenant’s liability. Such insurance shall (i) be issued by an insurance company that has an A.M. Best rating of not less than A-VIII; (ii) be in form and content reasonably acceptable to Landlord; and (iii) provide that it shall not be canceled or materially changed without thirty (30) days’ prior notice to Landlord, except that ten (10) days’ prior notice may be given in the case of nonpayment of premiums. Tenant’s Commercial General Liability Insurance shall (a) name Landlord, Landlord’s managing agent, and any other party designated by Landlord (“Additional Insured Parties”) as additional insureds; and (b) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and non-contributing with Tenant’s insurance. Landlord shall be designated as a loss payee with respect to Tenant’s property insurance on any Tenant-Insured Improvements. Tenant shall deliver to Landlord, on or before the Term Commencement Date and at least fifteen (15) days before the expiration dates thereof, certificates from Tenant’s insurance company on the forms currently designated “ACORD 28” (Evidence of Commercial Property Insurance) and “ACORD 25-S” (Certificate of Liability Insurance) or the equivalent. Attached to the ACORD 25-S (or equivalent) there shall be an endorsement naming the Additional Insured Parties as additional insureds which shall be binding on Tenant’s insurance company and shall expressly require the insurance company to notify each Additional Insured Party in writing at least thirty (30) days before any termination or material change to the policies, except that ten (10) days’ prior notice may be given in the case of nonpayment of premiums. Notwithstanding the foregoing, if the foregoing requirement that the insurance company provide prior notice to Landlord of cancellation or material change of the applicable policy cannot reasonably be obtained based on then-prevailing insurance industry practices, Tenant shall so advise Landlord of such unavailability and shall instead provide Landlord with notice of any such cancellation or material change as provided above. Upon Landlord’s request, Tenant shall deliver to Landlord, in lieu of such certificates, copies of the policies of insurance required to be carried under Section 13.02 showing that the Additional Insured Parties are named as additional insureds.

Tenant shall maintain such increased amounts of the insurance required to be carried by Tenant under this Section 13.02, and such other types and amounts of insurance covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord, but not in excess of the amounts and types of insurance then being required by landlords of buildings comparable to and in the vicinity of the Building.

13.03 Landlord Insurance. Landlord shall, during the Term, maintain so-called “All Risk” property insurance on the Building at replacement cost value with an Agreed Amount endorsement to satisfy co-insurance requirements as reasonably estimated by Landlord, together with such other insurance coverages and deductibles as are required by Landlord’s first mortgagee or as Landlord, in its reasonable judgment, may elect to maintain from time to time; provided that Landlord shall not be obligated to insure any furniture, equipment, machinery, goods or supplies which Tenant may keep or maintain in the Premises, or any Leasehold Improvements.

13.04 Tenant’s Property. All furnishings, fixtures, equipment, and other personal property and effects of Tenant and of all persons claiming through Tenant which from time to time may be on the Premises or elsewhere in the Project or in transit thereto or therefrom including, without limitation, the Purchased Furniture (collectively, “Tenant’s Property”) shall be at the sole risk of Tenant to the maximum extent permitted by law and shall be kept insured by Tenant throughout the Term (and during any other periods before or after the Term during which Tenant or any Tenant Related Party enters into or occupies all or any portion of the Premises) at Tenant’s expense in accordance with Section 13.02. Tenant’s Property expressly includes all business fixtures and equipment, including without limitation any security or access control systems installed for the Premises, filing cabinets and racks, removable cubicles and partitions, kitchen equipment, computers and related equipment, raised flooring, supplemental cooling equipment, audiovisual and telecommunications equipment, non-building standard signage, and other tenant equipment installations, in each case including related conduits, cabling, and brackets or mounting components therefor and any connectors to base building systems and in each case whether installed or affixed in or about the Premises, in building core areas, or elsewhere in the Project.

13.05 Waiver of Subrogation. Subject to Section 14, each party waives, and shall cause its insurance carrier to waive, any right of recovery against the other for any loss of or damage to property which loss or damage is (or, if the insurance required hereunder had been carried, would have been) covered by insurance. For purposes of this Section 13.05, any deductible or self-insured retention with respect to a party’s insurance shall be deemed covered by, and recoverable by such party under, valid and collectable policies of insurance.

14. Casualty Damage.

14.01 Casualty. If all or any portion of the Premises becomes untenantable or inaccessible by fire or other casualty to the Premises or the Common Areas (collectively a “Casualty”), Landlord, with reasonable promptness, shall cause a general contractor selected by Landlord to provide Landlord with a written estimate of the amount of time required, using standard working methods, to substantially complete the repair and restoration of the Premises and any Common Areas necessary to provide access to the Premises (“Completion Estimate”). Landlord shall promptly forward a copy of the Completion Estimate to Tenant. If the Completion Estimate indicates that the Premises or any Common Areas necessary to provide access to the Premises cannot be made tenantable within two hundred seventy (270) days from the date the repair is started, then either party shall have the right to terminate this Lease upon written notice to the other within ten (10) days after Tenant’s receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the Casualty was caused by the negligence or intentional misconduct of Tenant or any Tenant Related Parties. In addition, Landlord, by notice to Tenant within ninety (90) days after the date of the Casualty, shall have the right to terminate this Lease if: (1) the Premises have been materially damaged and less than two (2) years of the Term remain after the date of the Casualty;

(2) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (3) a material uninsured loss to the Building or Premises occurs.

14.02 Restoration. If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, restore the Premises and Common Areas, subject to the following provisions. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Law or any other modifications to the Common Areas deemed desirable by Landlord. Notwithstanding Section 13.05, upon notice from Landlord, Tenant shall assign or endorse over to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant’s insurance with respect to any Leasehold Improvements; provided if the estimated cost to repair such Leasehold Improvements exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repairs. Within fifteen (15) days after demand, Tenant shall also pay Landlord for any additional excess costs that are determined during the performance of the repairs to such Leasehold Improvements. In no event shall Landlord be required to spend more for the restoration of the Premises and Common Areas than the proceeds received by Landlord, whether from Landlord’s insurance proceeds or proceeds from Tenant. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof. Provided that Tenant is not in Default, during any period of time that all or a material portion of the Premises is rendered untenantable as a result of a Casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant. Notwithstanding the foregoing, Landlord may, at its election, require Tenant to perform the restoration work for the Leasehold Improvements, in which event Tenant shall be responsible for performing the restoration work (including any revisions thereto that Tenant may wish to make, pursuant to plans approved by Landlord under Section 8) and the rent abatement period under the preceding sentence shall not exceed the period of time required to diligently perform the restoration of the existing Leasehold Improvements.

14.03 Insurance Proceeds. If this Lease is terminated by either party on account of any Casualty as provided in this Article 14, then Tenant shall pay to Landlord (by assignment or otherwise) the insurance proceeds paid or payable to Tenant under the policy(ies) referred to in Section 13.02(b) on account of the damage to or loss of the Leasehold Improvements in the Premises; however, from any such proceeds actually received by Tenant, Tenant shall be entitled to retain an amount equal to the unamortized portion (amortized over the initial Term on a straight-line basis) of the hard costs paid by Tenant to perform such Leasehold Improvements (after deduction of the Tenant Work Allowance and any other work allowance or contribution paid by Landlord for such Leasehold Improvements).

15. Condemnation.

Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building. The terminating party shall provide written notice of termination to the other party within forty-five (45) days after it first receives notice of the Taking. The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. If this Lease is not terminated, Base Rent and Tenant’s Proportionate Share shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. All compensation awarded for a Taking shall be the property of Landlord. The right to receive compensation or proceeds are expressly waived by Tenant, provided, however, Tenant may file a separate claim for Tenant’s Property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the amount of Landlord’s award. If only a part of the Premises is subject to a Taking and this Lease is not terminated,

Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking.

16. Events of Default.

16.01 Default. In addition to any other Default specifically described in this Lease, each of the following occurrences shall be a “Default”: (a) Tenant’s failure to pay any portion of Rent when due, if the failure continues for five (5) Business Days after written notice to Tenant (“Monetary Default”); (b) Tenant’s failure (other than a Monetary Default) to comply with any term, provision, condition or covenant of this Lease, if the failure is not cured within thirty (30) days after written notice to Tenant provided, however, if Tenant’s failure to comply cannot reasonably be cured within such thirty-(30)-day period, Tenant shall be allowed additional time (not to exceed an additional sixty (60) days) as is reasonably necessary to cure the failure so long as Tenant begins the cure within such thirty-(30)-day period and diligently pursues the cure to completion; (c) Tenant effects or permits a Transfer without Landlord’s required approval or otherwise in violation of Section 11 of this Lease; (d) Tenant becomes insolvent, makes a transfer in fraud of creditors, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts when due or forfeits or loses its right to conduct business; (e) the leasehold estate is taken by process or operation of Law; (f) if a receiver, guardian, conservator, trustee in bankruptcy or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant’s property and such appointment is not discharged within ninety (90) days thereafter, or if a petition including, without limitation, a petition for reorganization or arrangement is filed by Tenant under any bankruptcy law or is filed against Tenant and the same shall not be dismissed within ninety (90) days from the date upon which it is filed, or (g) Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord at the Project. In addition, if Landlord provides Tenant with notice of Tenant’s failure to comply with any specific provision of this Lease on two (2) separate occasions during any twelve-(12)-month period, any subsequent violation of such provision within such twelve-(12)-month period shall, at Landlord’s option, constitute a Default by Tenant without the requirement of any further notice or cure period as provided above. All notices sent under this Section shall be in satisfaction of, and not in addition to, any notice required by Law.

16.02 Remedies. Upon the occurrence of any Default, Landlord may, immediately or at any time thereafter, elect to terminate this Lease by notice of termination, by entry, or by any other means available under law and may recover possession of the Premises as provided herein. Upon termination by notice, by entry, or by any other means available under law, Landlord shall be entitled immediately, in the case of termination by notice or entry, and otherwise in accordance with the provisions of law to recover possession of the Premises from Tenant and those claiming through or under the Tenant. Such termination of this Lease and repossession of the Premises shall be without prejudice to any remedies which Landlord might otherwise have for arrears of rent or for a prior breach of the provisions of this Lease. Tenant waives any statutory notice to quit and equitable rights in the nature of further cure or redemption, and Tenant agrees that upon Landlord’s termination of this Lease Landlord shall be entitled to re-entry and possession in accordance with the terms hereof. Landlord may, without notice, store Tenant’s personal property (and those of any person claiming under Tenant) at the expense and risk of Tenant or, if Landlord so elects, Landlord may sell such personal property at public auction or auctions or at private sale or sales after thirty (30) days’ notice to Tenant and apply the net proceeds to the earliest of installments of rent or other charges owing Landlord. Tenant agrees that a notice by Landlord alleging any default shall, at Landlord’s option (the exercise of such option shall be indicated by the inclusion of the words “notice to quit” in such notice), constitute a statutory notice to quit. If Landlord exercises its option to designate a notice of default hereunder as a statutory notice to quit, any grace periods provided for herein shall run concurrently with any statutory notice periods. Tenant further agrees that it shall not interpose any counterclaim or set-off in any summary proceeding or in any action based in whole or in part on non-payment of Rent, unless Tenant would have no right to commence an independent proceeding to seek to recover on account of such claim.

16.03 Reimbursement of Expenses. In the case of termination of this Lease pursuant to this Section 16, Tenant shall reimburse Landlord for all expenses arising out of such termination, including without limitation, all costs incurred in collecting amounts due from Tenant under this Lease (including attorneys’ fees, costs of litigation and the like); all out-of-pocket expenses incurred by Landlord in attempting to relet the Premises or parts thereof (including advertisements, brokerage commissions, Tenant’s allowances, costs of preparing space, and the like); all of Landlord’s then unamortized costs of any work allowances provided to Tenant for the Premises; and all Landlord’s other reasonable expenditures necessitated by the termination. The reimbursement from Tenant shall be due and payable immediately from time to time upon notice from Landlord that an expense has been incurred, without regard to whether the expense was incurred before or after the termination.

16.04 Damages. Landlord may elect by written notice to Tenant within one (1) year following such termination to be indemnified for loss of rent by a lump sum payment representing the then present value of the amount of rent and additional charges which would have been paid in accordance with this Lease for the remainder of the Term minus the then present value of the aggregate fair market rent and additional charges payable for the Premises for the remainder of the Term (if less than the rent and additional charges payable hereunder), estimated as of the date of the termination, and taking into account reasonable projections of vacancy and time required to re-lease the Premises. (For the purposes of calculating the rent which would have been paid hereunder for the lump sum payment calculation described herein, the last full year’s Additional Rent under Section 4 is to be deemed constant for each year thereafter. The Federal Reserve discount rate (or equivalent) shall be used in calculating present values.) Should the parties be unable to agree on a fair market rent, the matter shall be submitted, upon the demand of either party, to the Boston, Massachusetts office of the American Arbitration Association, with a request for arbitration in accordance with the rules of the Association by a single arbitrator who shall be an MAI appraiser with at least ten years’ experience as an appraiser of major office buildings in downtown Boston. The parties agree that a decision of the arbitrator shall be conclusive and binding upon them. If, at the end of the Term, the rent which Landlord has actually received from the Premises is less than the aggregate fair market rent estimated as aforesaid, Tenant shall thereupon pay Landlord the amount of such difference. If and for so long as Landlord does not make the election provided for in this Section 16.04 above, Tenant shall indemnify Landlord for the loss of rent by a payment at the end of each month which would have been included in the Term, representing the excess of the rent which would have been paid in accordance with this Lease (i.e., Base Rent and Additional Rent that would have been payable to be ascertained monthly) over the rent actually derived from the Premises by Landlord for such month (the amount of rent deemed derived shall be the actual amount less any portion thereof attributable to Landlord’s reletting expenses described in Section 16.03 which have not been reimbursed by Tenant thereunder).

In lieu of the damages, indemnity, and full recovery by Landlord of the sums payable under the foregoing provisions of this Section 16.04, Landlord may, by written notice to Tenant within six (6) months after termination under any of the provisions contained in Section 16 and before such full recovery, elect to recover, and Tenant shall thereupon pay, as minimum liquidated damages under this Section 16.04, an amount equal to (i) the aggregate of the Base Rent and Additional Rent for the twelve-month period ending one year after the termination date (or, if lesser, for the balance of the Term had it not been terminated), plus (ii) the amount of Base Rent and Additional Rent of any kind accrued and unpaid at the time of termination, and minus (iii) the amount of any recovery by Landlord under the foregoing provisions of this Section 16 up to the time of payment of such liquidated damages (but reduced by any amounts of reimbursement under Section 16.03). The amount under clause (i) represents a reasonable forecast of the minimum damages expected to occur in the event of a breach, taking into account the uncertainty, time and cost of determining elements relevant to actual damages, such as fair market rent, time and costs that may be required to re-lease the Premises, and other factors. Liquidated damages hereunder shall not be in lieu of any claims for reimbursement under Section 16.03.

Free rent amounts, rent holidays, rent waivers, rent forgivenesses and the like (collectively “Free Rent Amounts”), if any, have been agreed to by Landlord as inducements for Tenant to enter into and faithfully to perform all of its obligations contained in this Lease. For all purposes under this Lease, upon the occurrence of any event under Section 16.01 and the lapse of any applicable grace or notice period, any Free Rent Amounts set forth in this Lease shall be deemed void as of the date of execution hereof as though such Free Rent Amounts had never been included in this Lease, and calculations of amounts due hereunder, damages and the like shall be determined accordingly. The foregoing shall occur automatically without the requirement of any further notice or action by Landlord not specifically required by Section 16.01, whether or not this Lease is then or thereafter terminated on account of the event in question, and whether or not Tenant thereafter corrects or cures any such event.

Any obligation imposed by law upon Landlord to relet the Premises after any termination of the Lease shall be subject to the reasonable requirements of Landlord to lease to high quality tenants on such terms as Landlord may from time to time deem appropriate and to develop the Project in a harmonious manner with an appropriate mix of uses, tenants, floor areas and terms of tenancies, and the like, and Landlord shall not be obligated to relet the Premises to any party to whom Landlord or its affiliate may desire to lease other available space in the Project.

16.05 Curative Action. If Tenant is in Default of any of its non-monetary obligations under this Lease, Landlord shall have the right, but not the obligation, to perform any such obligation. Tenant shall reimburse Landlord for the cost of such performance upon demand, together with an administrative charge equal to ten percent (10%) of the cost of the work performed by Landlord.

16.06 Claims in Bankruptcy. Nothing herein shall limit or prejudice the right of Landlord to prove and obtain in a proceeding for bankruptcy, insolvency, arrangement or reorganization, by reason of the termination, an amount equal to the maximum allowed by a statute or law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount is greater to, equal to, or less than the amount of the loss or damage which Landlord has suffered.

16.07 Late Charges and Fees. If Tenant does not pay any Rent when due hereunder, then without notice and in addition to all other remedies hereunder, Tenant shall pay to Landlord an administration fee in the amount of four percent (4%) of the unpaid Rent, plus interest on such unpaid amount at the rate of one and one-half percent (1.5%) per month from the date such amount was due until the date paid (which interest, as accrued to date, shall be payable from time to time upon Landlord’s demand); provided, however, in no event shall such interest exceed the maximum amount permitted to be charged by applicable law. Notwithstanding the foregoing, Tenant shall be entitled to a grace period of five (5) days for the first late payment of Rent in any twelve-(12)-month period prior to the imposition of the foregoing amounts. In addition, Tenant shall pay to Landlord a reasonable fee for any payments returned by Tenant’s bank for any reason.

16.08 Enforcement Costs. Tenant shall pay to Landlord, as Additional Rent, the out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred in enforcing any obligations of Tenant under this Lease with which Tenant has failed to comply.

16.09 General. The repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. No right or remedy of Landlord shall be exclusive of any other right or remedy, and each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at law or in equity. Without limiting the generality of the foregoing, in addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by court order of the violation or attempted or threatened violation of any of the provisions of this Lease or of applicable Law or to a decree compelling specific performance of any such provisions.

17. Limitation of Liability.

17.01 Landlord’s Liability. Tenant agrees from time to time to look only to Landlord’s interest in the Building for satisfaction of any claim against Landlord hereunder or under any other instrument related to the Lease (including any separate agreements among the parties and any notices or certificates delivered by Landlord) and not to any other property or assets of Landlord. If Landlord from time to time transfers its interest in the Building (or part thereof which includes the Premises), then from and after each such transfer Tenant shall look solely to the interests in the Building of each of Landlord’s transferees for the performance of all of the obligations of Landlord hereunder (or under any related instrument). The obligations of Landlord shall not be binding on any direct or indirect partners (or members, trustees or beneficiaries) of Landlord or of any successor, individually, but only upon Landlord’s or such successor’s interest described above. If Landlord shall refuse or fail to provide any consent or approval for any matter for which Landlord’s consent or approval is required under this Lease or is otherwise requested by Tenant, Landlord shall not be liable for damages as a result thereof, and Tenant’s sole remedy to enforce any alleged obligation of Landlord to provide such consent or approval shall be an action for specific performance, injunction, or declaratory relief.

17.02 Assignment of Rents.

(a) With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage on property which includes the Premises, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage shall never be treated as an assumption by such holder of any of the obligations of Landlord hereunder unless such holder shall, by notice sent to Tenant, specifically otherwise elect and, except as aforesaid, such holder shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises.

(b) In no event shall the acquisition of Landlord’s interest in the Property by a purchaser which, simultaneously therewith, leases Landlord’s entire interest in the Property back to the seller thereof be treated as an assumption by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller‑lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser. For all purposes, such seller‑lessee, and its successors in title, shall be the Landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser‑lessor.

(c) Except as provided in paragraph (b) of this Section 17.02, in the event of any transfer of title to the Property by Landlord, Landlord shall thereafter be entirely freed and relieved from the performance and observance of all covenants and obligations hereunder. Tenant hereby agrees to enter into such agreements or instruments as may, from time to time, be requested in confirmation of the foregoing.

17.03 Landlord Default. In the event Tenant alleges that Landlord is in default under any of Landlord’s obligations under this Lease, Tenant agrees to give any Mortgagee (as defined in Section 21), by certified mail, a copy of any notice of default which is served upon the Landlord, provided that prior to such notice, Tenant has been notified, in writing (whether by way of notice of an assignment of lease, request to execute an estoppel letter, or otherwise), of the address of any such Mortgagee. Tenant further agrees that if Landlord shall have failed to cure such default within sixty (60) days from the date of such notice, or such other time as provided by law or such additional time as may be provided in this Lease or such notice to Landlord, such Mortgagee shall have a period of thirty (30) days after the last date on which Landlord could have cured such default within which such Mortgagee will be permitted, but not be obligated, to cure such default. If such default cannot be cured within such thirty-(30)-day period, then such Mortgagee shall have such additional time as may be necessary to cure such default, if prior to the end of such thirty-(30)-day period such Mortgagee has commenced and is diligently pursuing such cure or the remedies under the Mortgage necessary for Mortgagee to be able to effect such cure, in which event Tenant shall have no right with respect to such default while such cure and remedies are being diligently pursued by such Mortgagee. Except as may be expressly provided in this Lease, in no event shall Tenant have the right to terminate the Lease nor shall Tenant’s obligation to pay Base Rent or other charges under this Lease abate based upon any default by Landlord of its obligations under the Lease. In no event shall Landlord or any Landlord Related Party ever be liable to Tenant for loss of profits, loss of business, or indirect or consequential damages suffered by Tenant from whatever cause.

18. Relocation. Intentionally Deleted.

19. Holding Over.

If Tenant fails to surrender all or any part of the Premises at the expiration or earlier termination of this Lease, any such occupancy of all or any part of the Premises after such expiration or termination shall be that of a tenancy at sufferance. Any such occupancy after such expiration or termination shall be subject to all the terms and provisions of this Lease, except that Tenant shall pay an amount for such occupancy (on a per month basis without reduction for partial months during the holdover) equal to (A) for the first thirty (30) days of such holdover occupancy, one hundred fifty percent (150%) of the greater of (i) the Rent due for the month immediately preceding the holdover or (ii) the fair market rent then being obtained for comparable space in the Building, and (B) from and after the thirty-first (31st) day of such holdover occupancy, two times the greater of (i) the Rent due for the month immediately preceding the holdover or (ii) the fair market rent then being obtained for comparable space in the Building. No holdover by Tenant or payment by Tenant after the expiration or earlier termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition, if as a result of such holdover, Landlord is unable to deliver possession of space to a new tenant or to perform improvements therein for a new tenant due to Tenant’s failure to timely vacate all or part of the Premises, Tenant shall be liable to Landlord for all damages and losses that Landlord suffers from the holdover.

20. Surrender of Premises.

At the expiration or earlier termination of this Lease or Tenant’s right of possession hereunder, Tenant shall remove all Tenant’s Property from the Premises, remove all Required Removables (if any) under Section 8.03, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear and damage which Landlord is obligated to repair hereunder excepted. Tenant shall repair any damage caused by the installation or removal of Tenant’s Property or Required Removables. If Tenant fails to remove any of Tenant’s Property or to restore or repair the Premises to the required condition as provided herein upon the expiration of the Term of this Lease (or, as applicable, within two (2) days after any earlier termination of this Lease or Tenant’s right to possession hereunder), then Landlord, at Tenant’s sole cost and expense, shall be entitled, but not obligated, to remove and store Tenant’s Property and/or perform such restoration or repair of the Premises. Landlord shall not be responsible for the value, preservation, or safekeeping of Tenant’s Property, and Tenant shall pay to Landlord, upon demand, the expenses and storage charges so incurred. If Tenant fails to remove Tenant’s Property from the Premises or storage, within thirty (30) days after notice, Landlord may deem all or any part of Tenant’s Property to be abandoned and, at Landlord’s option, title to Tenant’s Property shall vest in Landlord or Landlord may dispose of Tenant’s Property in any manner Landlord deems appropriate.

21. Subordination to Mortgages; Estoppel Certificate.

21.01 Subordination. This Lease is and shall be subject and subordinate to any mortgage(s), deed(s) of trust, deeds to secure debt, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Project, and to all renewals, modifications, refinancings, and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clause shall be self-operative, but upon request from Landlord or a Mortgagee, Tenant shall execute a subordination agreement in favor of the Mortgagee in such Mortgagee’s standard form, with such commercially reasonable changes as Tenant may request that are acceptable to Mortgagee for other comparable leases in the Building. As an alternative, any Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Notwithstanding anything in this Article to the contrary, as a condition precedent to the subordination of this Lease to a future Mortgage, Landlord shall be required to provide Tenant with a non-disturbance, subordination, and attornment agreement in favor of Tenant from such future Mortgagee on such Mortgagee’s standard form, with such commercially reasonable modifications as Tenant may reasonably request that are reasonably acceptable to such future Mortgagee. Upon request, Tenant, without charge, shall attorn to any successor to Landlord’s interest in this Lease. In the event Mortgagee enforces it rights under the Mortgage, Tenant, at Mortgagee’s option, will attorn to Mortgagee or its successor; provided, however, that Mortgagee or its successor shall not be liable for or bound by (i) any payment of any Rent installment which may have been made more than thirty (30) days before the due date of such installment, (ii) any act or omission of or default by Landlord under this Lease (but Mortgagee, or such successor, shall be subject to the continuing obligations of landlord under the Lease arising from and after such succession, but only to the extent of Mortgagee’s, or such successor’s, interest in the Property as provided in Section 17), (iii) any credits, claims, setoffs or defenses which Tenant may have against Landlord, or (iv) any obligation under this Lease to maintain a fitness facility at the Project, if any. Tenant, upon the reasonable request by Mortgagee or such successor in interest, shall execute and deliver an instrument or instruments confirming such attornment. Landlord will use commercially reasonable efforts to obtain a subordination, non-disturbance and attornment agreement (an “SNDA”) from the existing Mortgagee on such existing Mortgagee’s standard form, with such commercially reasonable modifications as Tenant may reasonably request that are reasonably acceptable to such existing Mortgagee; provided that failure to obtain such SNDA shall not be a default of Landlord hereunder, prohibit the mortgaging of the Project by Landlord, or limit the subordination provisions of this Section 21.01. Tenant shall be responsible for paying all fees and expenses charged by a Mortgagee in connection with the negotiation of such Mortgagee’s SNDA or other subordination agreement.

21.02 Modification of Lease. If any Mortgagee requires a modification of this Lease, which modification will not cause an increased cost or expense to Tenant, or in any other way materially and adversely change the rights and obligations of Tenant hereunder, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) Business Days following a request therefor. At the request of Landlord or any Mortgagee, Tenant agrees to execute a short form of this Lease and deliver the same to Landlord within ten (10) Business Days following the request therefor.

21.03 Estoppel Certificate. Tenant shall, within ten (10) days after receipt of a written request, execute and deliver a commercially reasonable estoppel certificate addressed to Landlord and any parties reasonably requested by Landlord, such as a current or prospective Mortgagee or purchaser of the Building. Without limitation, such estoppel certificate may include a certification as to the status of this Lease and any particular obligations thereunder, the existence of any defaults, and the amount of Rent that is then due and payable.

21.04 Tenant Information. Upon Landlord’s request from time to time, but in no event more than once per calendar year, except in connection with the sale, financing, or refinancing of the Building or Landlord’s interest therein or following a Default, Tenant shall provide to Landlord the financial statements for Tenant for its most recent fiscal year and fiscal quarter. Financial statements for each fiscal year shall be prepared and reviewed by a certified public accountant and certified by Tenant’s chief financial officer;

financial statements for each quarter shall be prepared and certified by Tenant’s chief financial officer. If requested by Tenant, such financial statements shall be furnished pursuant to a confidentiality agreement in a form reasonably provided by Landlord for such purpose.

22. Miscellaneous.

22.01 Measurement of Floor Area. Landlord and Tenant stipulate and agree that the Rentable Floor Area of the Premises originally leased to Tenant shall be conclusively deemed to be as specified in Section 1 and that the Rentable Floor Area of the Office Section of the Building is as specified in Exhibit B as of the date hereof. Any change in the Rentable Floor Area of the Premises on account of expansion shall be conclusively deemed to be as specified in any applicable expansion provisions under Exhibit F (if any) or in any amendment hereafter executed by Landlord and Tenant in connection with such expansion (if any). Any other change in the Rentable Floor Area of the Premises on account of casualty, condemnation, or the like shall be determined in accordance with the measurement standard that was originally used to determine the stipulated Rentable Floor Area for the space in question. Any change in the Rentable Floor Area of the Office Section of the Building on account of casualty, condemnation, or other changes to the Building shall be determined from time to time by Landlord based on area computations supplied by Landlord’s architect, which determinations shall be conclusive. References in this Lease to floor area measurements and square footage shall mean Rentable Floor Area unless the reference explicitly provides otherwise.

22.02 Notice of Lease. Tenant shall not record this Lease or any memorandum or notice without Landlord’s prior written consent; provided, however, that Landlord agrees to consent to the recording of a memorandum or notice of this Lease, at Tenant’s cost and expense and in a form reasonably satisfactory to Landlord, if the initial term of this Lease together with any extension terms granted hereunder (if any) exceed, in the aggregate, the applicable statutory period for notice of leases in the state in which the Building is located. If this Lease is terminated before the Term expires, upon Landlord’s request the parties shall execute, deliver and record an instrument acknowledging such termination date of this Lease, and Tenant appoints Landlord its attorney-in-fact in its name and behalf to execute the instrument if Tenant shall fail to execute and deliver the instrument after Landlord’s request therefor within ten (10) days.

22.03 Governing Law, Etc. This Lease shall be interpreted and enforced in accordance with the Laws of the Commonwealth of Massachusetts and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such Commonwealth. This Lease contains all of the agreements and understandings between Landlord and Tenant with respect to the Premises and supersedes all prior writings and dealings between them with respect thereto, including all lease proposals, letters of intent and other documents. Neither party is relying upon any warranty, statement or representation not contained in this Lease. If any term or provision of this Lease shall to any extent be void or unenforceable, the remainder of this Lease shall not be affected. This Lease may be amended only by a writing signed by all of the parties hereto. The titles are for convenience only and shall not be considered a part of the Lease. Where the phrases “persons acting under Tenant” or “persons claiming under Tenant” or similar phrases are used, such persons shall include subtenants, sub-subtenants, and licensees, and all employees, agents, independent contractors and invitees of Tenant or of such other parties. The enumeration of specific examples of or inclusions in a general provision shall not be construed as a limitation of the general provision. If Tenant is granted any extension option, expansion option, or other right or option, the exercise of such right or option (and notice thereof) must be unconditional to be effective, time always being of the essence to the exercise of such right or option; and if Tenant purports to condition the exercise of any option or to vary its terms in any manner, then the option granted shall be void and the purported exercise shall be ineffective. Unless otherwise stated herein, any consent or approval required hereunder may be given or withheld in the sole absolute discretion of the party whose consent or approval is required. Nothing herein shall be construed as creating the relationship between Landlord and Tenant of principal and agent, or of partners or joint venturers, or any relationship other than landlord and tenant. If there is more than one Tenant or if

Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all such parties and entities, any requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities, and notices to any one person or entity comprising Tenant shall be deemed to have been given to all such persons and entities. Tenant’s covenants contained in this Lease are independent and not dependent, and Tenant hereby waives the benefit of any statute or judicial law to the contrary. Tenant’s obligation to pay Rent shall not be discharged or otherwise affected by any law or regulation now or hereafter applicable to the Premises, or any other restriction on Tenant’s use, or (except as expressly provided in this Lease) any casualty or taking, or any failure by Landlord to perform any covenant contained herein, or any other occurrence; and no termination or abatement remedy that is not expressly provided for in this Lease for any breach or failure by Landlord to perform any obligation under this Lease shall be implied or applicable as a matter of law.

22.04 Tenant Representations. Tenant represents and warrants to Landlord, and agrees, that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant and that the entity(ies) or individual(s) constituting Tenant, or which may own or control Tenant, or which may be owned or controlled by Tenant, or any of Tenant’s affiliates, or any of their respective partners, members, shareholders or other equity owners, and their respective employees, officers, directors, representatives or agents are not and at no time will be (i) in violation of any Laws relating to terrorism or money laundering, or (ii) among the individuals or entities with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx or any replacement website or other replacement official publication of such list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, known as Executive Order 13224), or other governmental action and Tenant will not Transfer this Lease to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities.

22.05 Landlord Representations. Landlord represents and warrants to Tenant, and agrees, that, to Landlord’s knowledge as of the Effective Date, the entity(ies) or individual(s) constituting Landlord or which may own or control Landlord or which may be owned or controlled by Landlord are not and at no time will be (i) in violation of any Laws relating to terrorism or money laundering, or (ii) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx or any replacement website or other replacement official publication of such list.

22.06 Waiver of Trial by Jury; No Other Waiver. Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease. No failure by either party to declare a default immediately upon its occurrence, nor any delay by either party in taking action for a default, nor Landlord’s acceptance of Rent with knowledge of a default by Tenant, shall constitute a waiver of the default, nor shall it constitute an estoppel. The delivery of keys to Landlord or to Landlord’s property manager shall not operate as a termination of this Lease or a surrender of the Premises.

22.07 Time Periods. Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than the payment of the Security Deposit or Rent), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, pandemics, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”).

22.08 Transfer of the Property. Landlord shall have the right from time to time to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and Project. Upon transfer, Landlord shall be released from any further obligations hereunder and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations, to the extent that any successor pursuant to a voluntary, third party transfer (but not as part of an involuntary transfer resulting from a foreclosure or deed in lieu thereof) shall have assumed Landlord’s obligations under this Lease from and after the date of the transfer.

22.09 Submission. The submission of this Lease to Tenant or a summary of some or all of its provisions for examination does not constitute a reservation of or option for the Premises or an offer to lease, and no legal obligations shall arise with respect to the Premises or other matters herein unless and until such time as this Lease is executed and delivered by Landlord and Tenant and approved by the holder of any mortgage on the Building having the right to approve this Lease.

22.10 Brokers. Tenant represents that it has dealt directly with and only with the Broker as a broker, agent or finder in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers, agents or finders claiming to have represented Tenant in connection with this Lease. Landlord shall indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers, agents or finders claiming to have represented Landlord in connection with this Lease. Any assistance rendered by any agent or employee of Landlord in connection with this Lease or any subsequent amendment or modification or any other document related hereto has been or will be made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

22.11 Survival. The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations that accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

22.12 Quiet Enjoyment. This Lease is subject to all easements, restrictions, agreements, and encumbrances of record to the extent in force and applicable. Landlord covenants that Tenant, on paying the Rent and performing the tenant obligations in this Lease, shall peacefully and quietly have, hold and enjoy the Premises, free from any claim by Landlord or persons claiming under Landlord, but subject to all of the terms and provisions hereof, provisions of Law, and rights of record to which this Lease is or may become subordinate. This covenant is in lieu of any other so-called quiet enjoyment covenant, either express or implied. This covenant shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.

22.13 Reservations. This Lease does not grant any rights to light or air over or about the Project. Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease. Landlord reserves the right to make changes to the Project as Landlord deems appropriate. Wherever this Lease requires Landlord to provide a customary service or to act in a reasonable manner (whether in incurring an expense, establishing a rule or regulation, providing an approval or consent, or performing any other act), this Lease shall be deemed also to provide that whether such service is customary or such conduct is reasonable shall be determined by reference to the practices of owners of buildings that (i) are comparable to the Building in size, age, class, quality and location, and (ii) at Landlord’s option, have been, or are being prepared to be, certified under the U.S. Green Building Council’s Leadership in Energy and Environmental Design (“LEED”) rating system or a similar rating system.

22.14 Rents from Real Property. Landlord and Tenant agree that all rental payable by Tenant to Landlord, which includes all sums, charges, or amounts of whatever nature to be paid by Tenant to Landlord in accordance with the provisions of this Lease, shall qualify as “rents from real property” within the meaning of both Sections 512(b)(3) and 856(d) of the Internal Revenue Code of 1986, as amended (the

“Code”) and the U.S. Department of Treasury Regulations promulgated thereunder (the “Regulations”). In the event that Landlord, in its sole discretion, determines that there is any risk that all or part of any rental shall not qualify as “rents from real property” for the purposes of Sections 512(b)(3) or 856(d) of the Code and the Regulations promulgated thereunder, Tenant agrees (i) to cooperate with Landlord by entering into such amendment or amendments as Landlord deems necessary to qualify all payments as “rents from real property,” (ii) to permit an assignment of this Lease and (iii) to allow Landlord to assign any and all obligations that Landlord has under this Lease to a third party; provided, however, that any adjustments required pursuant to this paragraph shall be made so as to produce the equivalent rental payments (in economic terms) payable prior to such adjustment.

22.15 Unrelated Business Taxable Income. Landlord shall have the right at any time and from time to time to unilaterally amend the provisions of this Lease, if Landlord is advised by its counsel that all or any portion of the monies paid by Tenant to Landlord hereunder are, or may be deemed to be, unrelated business income within the meaning of the Code or the Regulations, and Tenant agrees that it will execute all documents or instruments necessary to effect such amendment or amendments, provided that no such amendment shall result in Tenant having to pay in the aggregate more money on account of its occupancy of the Premises under the terms of this Lease, as so amended, and provided further that no such contract shall result in Tenant having materially greater obligations or receiving less services, or services of a lesser quality than it is presently entitled to receive under this Lease. Any services which Landlord is required to furnish pursuant to the provisions of this Lease may, at Landlord’s option, be furnished from time to time, in whole or in part, by employees of Landlord or Landlord’s managing agent or its employees or by one or more third parties hired by Landlord or Landlord’s managing agent. Tenant agrees that upon Landlord’s written request it will enter into direct agreements with Landlord’s managing agent or other parties designated by Landlord for the furnishing of any such services required to be furnished by Landlord hereunder, in the form and content approved by Landlord, provided however that no such contract shall result in Tenant having to pay in the aggregate more money on account of its occupancy of the Premises under the terms of this Lease, and provided further that no such contract shall result in Tenant having materially greater obligations or receiving less services, or services of a lesser quality than it is presently entitled to receive under this Lease.

22.16 ERISA. Tenant represents that (a) neither Tenant nor any entity controlling or controlled by Tenant owns a ten percent (10%) or more interest (within the meaning of Prohibited Transaction Class Exemption 84-14) in JPMorgan Chase Bank, N.A. (“JPMorgan”) or any of JPMorgan’s affiliates, and (b) neither JPMorgan, nor, to Tenant’s actual knowledge (after having used reasonable efforts to ascertain the accuracy of such information), any of its affiliates, owns a ten percent (10%) or more interest in Tenant or any entity controlling or controlled by Tenant.

22.17 Execution. This Lease may be executed in one or more counterparts and, when executed by each party, shall constitute an agreement binding on all parties notwithstanding that all parties are not signatories to the original or the same counterpart provided that all parties are furnished a copy or copies thereof reflecting the signature of all parties. Transmission of a facsimile or by email of a pdf copy of the signed counterpart of the Lease shall be deemed the equivalent of the delivery of the original, and any party so delivering a facsimile or pdf copy of the signed counterpart of the Lease by email transmission shall in all events deliver to the other party an original signature promptly upon request.

[Signatures on Following Page]

Landlord and Tenant have executed this Lease as a sealed Massachusetts instrument in two or more counterparts as of the Effective Date of this Lease set forth above.

LANDLORD:

500 BOYLSTON & 222 BERKELEY OWNER (DE) LLC,

a Delaware limited liability company

By:_/s/ Kristen Binck_______________

Name: Kristen Binck

Title: Vice President

By:_/s/ Brian Barriero____________

Name: Brian Barriero

Title: Vice President

TENANT:
VOR BIOPHARMA, INC., a Delaware corporation By: /s/ Jean-Paul Kress_______________ Name: Jean-Paul Kress Title: Chief Executive Officer

EXHIBIT A

OUTLINE AND LOCATION OF PREMISES

A-1

EXHIBIT B

EXPENSES AND TAXES

This Exhibit is attached to and made a part of the Office Lease Agreement (the “Lease”) by and between 500 BOYLSTON & 222 BERKELEY OWNER (DE) LLC, a Delaware limited liability company (“Landlord”), and VOR BIOPHARMA, INC., a Delaware corporation (“Tenant”), for space in the Building located at 500 Boylston Street, Boston, MA 02116. Capitalized terms used but not defined herein shall have the meanings given in the Lease.

1. Payments.

1.01 Expenses and Taxes. Tenant shall pay Tenant’s Proportionate Share of (a) the amount of Expenses (defined below) for each calendar year during the Term and (b) the amount of Taxes (defined below) for each calendar year during the Term. Landlord shall provide Tenant with a good faith estimate of the Expenses and Taxes for each calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Proportionate Share of Landlord’s estimate of the Expenses and Taxes. If Landlord determines that its good faith estimate of the Expenses or of the Taxes was incorrect by a material amount, Landlord may from time to time provide Tenant with a revised estimate. After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Expenses or the Taxes by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate(s) until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the previous year’s estimate. Tenant shall pay Landlord the amount of any underpayment within thirty (30) days after receipt of the new estimate. Any overpayment shall be refunded to Tenant within thirty (30) days or credited against the next due future installment(s) of Additional Rent. Appropriate adjustments (including adjustments in the amounts of Expenses and Taxes, which are calculated on an annual basis as set forth above) shall be made for any portion of a year at the beginning or end of the Term or for any year during which changes occur in the percentage of occupancy of the Building or in the Rentable Floor Area to which Landlord furnishes particular services.

1.02 Reconciliation. As soon as is practical following the end of each calendar year, Landlord shall furnish Tenant with a statement of the actual Expenses and the actual Taxes for the prior calendar year. If the amount of estimated Expenses or estimated Taxes for the prior calendar year is more than the actual Expenses or actual Taxes, as the case may be, for the prior calendar year, Landlord shall either provide Tenant with a refund or apply any overpayment by Tenant against Additional Rent due or next becoming due, provided that, if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due. If the amount of estimated Expenses or estimated Taxes for the prior calendar year is less than the actual Expenses or actual Taxes, as the case may be, for such prior year, Tenant shall pay Landlord, within thirty (30) days after its receipt of the statement of Expenses or Taxes, any underpayment for the prior calendar year. Landlord’s annual statement with respect to Expenses and Taxes, or any other statement regarding other Additional Rent, shall be binding upon, and may not be disputed by, Tenant unless the statement is incorrect and is disputed by Tenant, within sixty (60) days after Tenant’s receipt of Landlord’s statement, by a notice to Landlord specifically stating the grounds for dispute. Tenant’s failure so to dispute Landlord’s statement shall constitute a waiver of Tenant’s right to dispute the statement. Notwithstanding any dispute concerning any Landlord’s statement, payments shall be made by the parties in accordance with Landlord’s statement at the time and in the manner set forth above, and if necessary, there shall be a further adjustment between the parties at the time the dispute is resolved.

2. Property Operating Expenses.

2.01 “Expenses” means all costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing, and managing the Building, the Property, and the Common Areas of the Project, subject to the provisions of this Section 2. Expenses include, without limitation: (a) all labor and labor related costs, including wages, salaries, bonuses, taxes, insurance, uniforms, training, retirement plans, pension plans and other employee benefits (which shall be equitably prorated by Landlord between the Building and other buildings or properties to which the applicable employee is providing services); (b) management fees in an amount equal to ten percent (10%) the gross revenues of the Building; (c) the cost of equipping, staffing and operating an on-site and/or off-site management office for the Building (including, without limitation, the market rental for the management office located in the Building), provided if the management office services one or more other buildings or properties, the shared costs and expenses of equipping, staffing and operating such management office(s) shall be equitably prorated and apportioned by Landlord between the Building and the other buildings or properties; (d) costs of accounting and IT services (which shall be equitably prorated by Landlord between the Building and other buildings or properties to which such services are provided); (e) the cost of services (which shall be equitably prorated by Landlord between the Building and other buildings or properties to which such services are provided); (f) rental and purchase cost of parts, supplies, tools and equipment (which shall be equitably prorated by Landlord between the Building and other buildings or properties where such parts, supplies, tools and equipment are used); (g) insurance premiums and deductibles; (h) electricity, gas and other utility costs; (i) those costs set forth in Exhibit K to this Lease, including without limitation, (1) all costs of energy and water audits and commissioning of the Building for the purpose of improving efficiency and/or complying with legislation; (2) all costs associated with property improvements for the purpose of improving efficiency and/or complying with environmental legislation; (3) all costs of maintaining, managing, and reporting and applying for energy efficiency and green building certifications; (4) or above standard usage, all costs associated with energy and water submetering; and (5) all costs associated with energy efficiency and emission assessments, levies, taxes, and fees; (j) the amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) that are: (1) intended to effect economies in the operation or maintenance of the Property, reduce current or future Expenses, enhance the safety or security of the Property or its occupants or the Common Areas of the Project, or enhance the environmental sustainability of the Property’s operations, (2) replacements or modifications of nonstructural items located in the Base Building or Common Areas that are required to keep the Base Building or Common Areas in good condition, or (3) required under any Law. The cost of capital improvements shall be amortized by Landlord over the lesser of the Payback Period (defined below) or the useful life of the capital improvement as reasonably determined by Landlord. The amortized cost of capital improvements may, at Landlord’s option, include actual or imputed interest at the rate that Landlord would reasonably be required to pay to finance the cost of the capital improvement. “Payback Period” means the reasonably estimated period of time that it takes for the cost savings resulting from a capital improvement to equal the total cost of the capital improvement. Landlord, by itself or through an affiliate, shall have the right to directly perform, provide and be compensated for any services under the Lease. If Landlord incurs Expenses for the Common Areas of the Project or for the Building or Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned by Landlord between the Building and Property and the other buildings or properties.

2.02 Exclusions. Expenses shall not include: those costs and expenses which are specifically attributable to and separately paid by the tenants of the Retail Section of the Building and not provided to Tenant hereunder; that portion of the costs and expenses relating to the loading dock facilities and other Common Areas that exclusively serve the Retail Section of the Building or is paid by the tenants in the Retail Section of the Building; the cost of capital improvements (except as set forth above); depreciation; principal and interest payments of mortgage and other non-operating debts of Landlord; the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds; costs in connection with leasing space in the Building, including brokerage commissions, lease concessions, rental abatements, and construction allowances granted to specific tenants; costs incurred in connection with the sale, financing or refinancing of the Building; fines, interest and penalties incurred due to the late payment of Taxes or Expenses; organizational expenses associated with the creation and operation of the entity which constitutes Landlord; any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building under their respective leases; salaries and benefits of personnel above the grade of the Building’s general manager; costs of operating, maintaining, repairing, and managing the garage serving the Building; ground lease rent; costs of electricity provided to tenants’ premises, if and to the extent that Tenant is charged for such electricity services under other provisions of this Lease; costs of special services that are separately chargeable to Tenant and other tenants; and charitable or political contributions.

2.03 Adjustments. If at any time during a calendar year the Building is not at least 95% occupied and receiving Landlord services hereunder (or if a service provided by Landlord to tenants of the Building generally is not provided by Landlord to particular tenant(s) due to self-provided services or other circumstances), Expenses shall be determined as if the Building had been 95% occupied (and all services provided by Landlord to tenants of the Building generally had been provided by Landlord to tenants occupying 95% of the entire Building) during that calendar year. Notwithstanding the foregoing, Landlord may calculate the extrapolation of Expenses under this Section based on 100% occupancy and service so long as such percentage is used consistently for each year of the Term.

2.04 Related Definitions. As used herein, “Tenant’s Proportionate Share” shall initially be as specified in Section 1 of the Lease, subject to adjustment from time to time to reflect the ratio in which the Rentable Floor Area of the Premises bears to the greater of (i) the total Rentable Floor Area of the Office Section of the Building, or (ii) the Total Leased Rentable Floor Area. The “Total Leased Rentable Floor Area” shall mean the sum of the Rentable Floor Area leased to all tenants of the Office Section of the Building over the course of a year, determined on the basis of a weighted averaging of the sum of the Rentable Floor Area leased to and occupied by all tenants of the Office Section of the Building receiving standard building services on each day of that year. Landlord reserves the right from time to time to change or recalculate the total Rentable Floor Area of the Office Section as provided in Section 22.01 of the Lease and the Total Leased Rentable Floor Area of the Office Section of the Building based on changes in occupancy from time to time.

3. Property Taxes.

“Taxes” shall mean, subject to the following provisions hereof: (a) all real property taxes and other assessments on the Building and/or Property, including, but not limited to, gross receipts taxes, assessments for special improvement districts and business improvement districts, governmental charges, fees and assessments for police, fire, traffic mitigation or other governmental service of purported benefit to the Property, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Property’s share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement, or similar agreement as to the Property; (b) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property; and (c) all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (a) and (b), including, without limitation, any costs incurred by Landlord for compliance, review, and appeal of tax liabilities. Without limitation, Taxes shall be determined without regard to any “green building” credit and shall not include any income, capital levy, transfer, capital stock, gift, estate, or inheritance tax. Taxes shall further exclude that portion of the items enumerated in this Section which is allocated by Landlord to the Retail Section and the garage serving the Building. If a change in Taxes is obtained for any year of the Term during which Tenant paid Tenant’s

Proportionate Share of Taxes, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment. Tenant shall pay Landlord the amount of Tenant’s Proportionate Share of any such increase in Taxes within thirty (30) days after Tenant’s receipt of a statement from Landlord. For the purpose of determining Taxes for any given calendar year, the amount to be included in Taxes for such year shall be as follows: (1) with respect to any special assessment that is payable in installments, Taxes for such year shall include the amount of the installment (and any interest) due and payable during such calendar year; and (2) with respect to all other real estate taxes, Taxes for such year shall, at Landlord’s election, include either the amount accrued, assessed, or otherwise imposed for such calendar year, provided that Landlord’s election shall be applied consistently throughout the Term of the Lease.

4. Audit Rights.

Within sixty (60) days after receiving Landlord’s annual reconciliation statement of Expenses (each such period is referred to as the “Review Notice Period”), Tenant may give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Expenses for the calendar year to which the statement applies, identifying, with a reasonable degree of specificity, the information that Tenant desires to review (the “Request for Information”). Within a reasonable time after Landlord’s receipt of a timely Request for Information and executed Audit Confidentiality Agreement (referenced below), Landlord, as determined by Landlord, shall forward to Tenant, or make available for inspection on site at such location deemed reasonably appropriate by Landlord, such records (or copies thereof) for the applicable calendar year that are reasonably necessary for Tenant to conduct its review of the information appropriately identified in the Request for Information. Within sixty (60) days after any particular records are made available to Tenant (such period is referred to as the “Objection Period”), Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s statement of Expenses for that year which relates to the records that have been made available to Tenant. If Tenant provides Landlord with a timely Objection Notice and the parties agree that Expenses for the calendar year are less than reported, then Landlord shall provide Tenant with a credit against the next installment of Rent in the amount of the overpayment by Tenant. If the parties agree that Expenses for the calendar year are greater than reported, Tenant shall pay Landlord the amount of any underpayment within thirty (30) days. If Tenant fails to give Landlord an Objection Notice with respect to any records that have been made available to Tenant prior to expiration of the Objection Period applicable to the records which have been provided to Tenant, Tenant shall be deemed to have approved Landlord’s statement of Expenses with respect to the matters reflected in such records and shall be barred from raising any claims regarding the Expenses relating to such records for that year. If Tenant fails to timely provide Landlord with a Review Notice and the Request for Information Period described above, Tenant shall be deemed to have approved Landlord’s statement of Expenses and shall be barred from raising any claims regarding the Expenses for that year.

If Tenant retains an agent to review Landlord’s records, the agent must be with a certified public accounting firm licensed to do business in the Commonwealth of Massachusetts. Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit, and Tenant shall not directly or indirectly engage such agent or any other party in connection with such review whose compensation or fees are charged in whole or in part on a contingency basis. The records and related information obtained by Tenant shall be treated as confidential, and applicable only to the Building, by Tenant and its auditors, consultants and other parties reviewing such records on behalf of Tenant (collectively, “Tenant’s Auditors”), and, prior to making any records available to Tenant or Tenant’s Auditors, Landlord may require Tenant and Tenant’s Auditors to each execute a confidentiality agreement in a form reasonably provided by Landlord (“Audit Confidentiality Agreement”) in accordance with the foregoing. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Expenses unless Tenant has paid and continues to pay all Rent when due.

EXHIBIT C

FORM OF BILL OF SALE

D-1

EXHIBIT D

COMMENCEMENT LETTER

D-2

EXHIBIT E

BUILDING RULES AND REGULATIONS

E-1

EXHIBIT F

ADDITIONAL PROVISIONS

This Exhibit is attached to and made a part of the Office Lease Agreement (the “Lease”) by and between 500 BOYLSTON & 222 BERKELEY OWNER (DE) LLC, a Delaware limited liability company (“Landlord”), and VOR BIOPHARMA, INC., a Delaware corporation (“Tenant”), for space in the Building located at 500 Boylston Street, Boston, MA 02116. Capitalized terms used but not defined herein shall have the meanings given in the Lease.

1. Parking.

(a) During the initial Term, Landlord shall lease to Tenant, or cause the operator (the “Operator”) of the garage serving the Building (the “Garage”) to lease to Tenant, and Tenant shall lease from Landlord or such Operator, four (4) unreserved parking spaces in the Garage (the “Spaces”) for the use of Tenant and its employees. The Spaces shall be leased at the rate of $465 unreserved/$685 reserved per Space, per month, plus applicable tax thereon, as such rate may be adjusted from time to time to reflect the then current rate for parking in the Garage.

(b) No deductions or allowances shall be made for days when Tenant or any of its employees does not utilize the parking facilities or for Tenant utilizing less than all of the Spaces. Tenant shall not have the right to lease or otherwise use more than the number of unreserved Spaces set forth above.

(c) Except for particular spaces and areas designated by Landlord or the Operator for reserved parking, all parking in the Garage shall be on an unreserved, first-come, first-served basis.

(d) Neither Landlord nor the Operator shall be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the Garage regardless of whether such loss or theft occurs when the Garage or other areas therein are locked or otherwise secured. Except as caused by the negligence or willful misconduct of Landlord and without limiting the terms of the preceding sentence, Landlord shall not be liable for any loss, injury or damage to persons using the Garage or automobiles or other property therein, it being agreed that, to the fullest extent permitted by law, the use of the Spaces shall be at the sole risk of Tenant and its employees.

(e) Landlord or its Operator shall have the right from time to time to designate the location of the Spaces and to promulgate reasonable rules and regulations regarding the Garage, the Spaces and the use thereof, including, but not limited to, rules and regulations controlling the flow of traffic to and from various parking areas, the angle and direction of parking and the like. Tenant shall comply with and cause its employees to comply with all such rules and regulations and all reasonable additions and amendments thereto.

(f) Tenant shall not store or permit its employees to store any automobiles in the Garage without the prior written consent of Landlord. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Garage or on the Property. If it is necessary for Tenant or its employees to leave an automobile in the Garage overnight, Tenant shall provide Landlord with prior notice thereof designating the license plate number and model of such automobile.

(g) Landlord or the Operator shall have the right to temporarily close the Garage or certain areas therein in order to perform necessary repairs, maintenance and improvements to the Garage.

(h) Tenant shall not assign or sublease any of the Spaces without the consent of Landlord. Landlord shall have the right to terminate Tenant’s parking rights with respect to any Spaces that Tenant desires to sublet or assign.

(i) Landlord or Operator may elect to provide parking cards or keys to control access to the Garage. In such event, Landlord or Operator, as the case may be, shall provide Tenant with one card or key for each Space that Tenant is leasing hereunder, provided that Landlord or Operator, as the case may be, shall have the right to require Tenant or its employees to place a deposit on such access cards or keys and to pay a fee for any lost or damages cards or keys.

(j) In addition to the Spaces, Tenant’s employees will have the right to use up to six (6) additional unreserved parking spaces in the Garage, subject to availability, on a month-to-month basis (the “MTM Spaces”). Landlord or Operator, as the case may be, shall provide thirty (30) days’ notice in each instance prior to recapturing any MTM Space(s). All terms of this Section 1 shall apply to the MTM Spaces and the use thereof by Tenant’s employees.

2. Extension Option. Tenant shall have the option (the “Extension Option”) to extend the Term for one extension term of five (5) years commencing at the expiration of the initial Term (the “Extension Term”). Any extension of the Term shall be applicable to the entire Premises (as the same may be expanded). If Tenant fails timely to exercise the Extension Option, Tenant shall have no further extension rights hereunder. If Tenant timely exercises the Extension Option as provided below, the Term shall be extended for the Extension Term, and Tenant shall pay Base Rent for the Premises during the Extension Term, in accordance with the terms and conditions of Section 4.02 of the Lease, at a Base Rent rate equal to the Fair Market Rent Rate (as defined below) for the Premises for the Extension Term as determined in accordance with the provisions of this Section set forth below (the “Extension Rent Rate”). Time is of the essence with respect to Tenant’s timely exercise of the Extension Option as provided herein. Any notice exercising the Extension Option must be unconditional and irrevocable in order to be effective. Except as set forth herein, Tenant’s lease of the Premises during the Extension Term shall be on all of the terms and conditions in effect for the Premises immediately prior to such extension, except that Tenant shall have no further option to extend the Term after the end of the Extension Term.

The procedures for Tenant to exercise the Extension Option, and for the applicable Extension Rent Rate applicable to the Extension Term to be determined, are as follows:

(a) Tenant’s Exercise Notice. If Tenant wishes to exercise the Extension Option, Tenant shall so notify Landlord in writing no more than fifteen (15) months, and no less than twelve (12) months, prior to the date the initial Term is then scheduled to expire. Failure by Tenant timely to send such written notice under this subparagraph (a) shall constitute an irrevocable waiver of Tenant’s right to extend the Term.

(b) Landlord’s Response. If Tenant timely delivers a notice under subparagraph (a) above, Landlord shall furnish Tenant with Landlord’s estimate of the Extension Rent Rate for the Extension Term no later than nine (9) months prior to the date the Term is then scheduled to expire.

(c) Tenant’s Exercise Notice. If Tenant timely notifies Landlord in writing pursuant to subparagraph (a) above, on or before the date that is fifteen (15) Business Days after Landlord furnishes its estimate of the Extension Rent Rate to Tenant pursuant to subparagraph (b) above, Tenant shall, by written notice delivered to Landlord, either give Landlord a written notice (i) accepting Landlord’s estimate of the Extension Rent Rate for the Extension Term, or (ii) disputing Landlord’s estimate of such applicable Extension Rent Rate, which notice under clause (ii) shall state Tenant’s estimate of the Extension Rent Rate. Failure timely to give a notice disputing Landlord’s estimate of such applicable Extension Rent Rate shall constitute an acceptance of Landlord’s determination of such applicable Extension Rent Rate.

(d) Confirmatory Instrument. If Tenant shall exercise the Extension Option in accordance with this Section, the provisions of this Section shall be self-operative, but upon request by either party after determination of the Extension Rent Rate for the Extension Term, the parties shall execute an agreement specifying the Extension Rent Rate for the Extension Term and acknowledging the extension of the Term.

(e) Arbitration. If Tenant disputes Landlord’s determination of the Extension Rent Rate under subparagraph (c)(ii) above and the dispute over the Extension Rent Rate is not resolved within thirty (30) days after such dispute notice is delivered, then either party may cause the matter of the Fair Market Rent Rate to be submitted to arbitration as set forth below, by giving notice of such submission to the other party. Each of Landlord and Tenant, within twenty (20) days after notice of such submission to arbitration, shall appoint as an arbitrator a commercial real estate broker with at least ten (10) years’ experience as a broker for first-class high-rise office buildings in downtown Boston, Massachusetts, and shall give notice of such appointment to the other party. If either Landlord or Tenant shall fail timely to appoint an arbitrator, the other may apply to the Boston Office of the American Arbitration Association (“AAA”) for appointment of such an arbitrator five (5) Business Days after notice of such failure to the delinquent party if such arbitrator has not then been appointed. The two arbitrators shall, within five (5) Business Days after appointment of the second arbitrator, appoint a third arbitrator who shall be similarly qualified. If the two arbitrators are unable to agree timely on the selection of the third arbitrator, then either arbitrator on behalf of both may request such appointment from the Boston office of the AAA. The Fair Market Rent Rate of the Premises for the Extension Term shall be determined by the method commonly known as Baseball Arbitration, whereby Landlord’s selected arbitrator and Tenant’s selected arbitrator shall each set forth its respective determination of the Fair Market Rent Rate of the Premises, and the third arbitrator must select one or the other (it being understood that the third arbitrator shall be expressly prohibited from selecting a compromise figure). Landlord’s selected arbitrator and Tenant’s selected arbitrator shall deliver their determinations of the Fair Market Rent Rate of the Premises to the third arbitrator within five (5) Business Days of the appointment of the third arbitrator and the third arbitrator shall render his or her decision within ten (10) days after receipt of both of the other two determinations of the Fair Market Rent Rate of the Premises. The third arbitrator’s decision shall be binding on both Landlord and Tenant. Each party shall bear the costs of its appointed arbitrator; otherwise, the cost of the arbitration (exclusive of each party’s witness and attorneys’ fees, which shall be paid by such party) shall be borne equally by the parties. If the AAA shall cease to provide arbitration for commercial disputes in Boston, the second or third arbitrator, as the case may be, shall be appointed by any successor organization providing substantially the same services, and in the absence of such an organization, by a court of competent jurisdiction under the arbitration act of The Commonwealth of Massachusetts. For any period during which the Extension Rent Rate is in dispute hereunder, Tenant shall make payment on account of Extension Rent Rate at the rate estimated by Landlord as the Extension Rent Rate, and the parties shall adjust for overpayments or underpayments within thirty (30) days after the decision of the arbitrators is announced.

(f) Fair Market Rent Rate. The “Fair Market Rent Rate” for the Extension Term shall mean the annual fair market rent per square foot for the Premises, determined for a term coterminous with the Extension Term under the terms of this Lease, as though the Premises were in the condition then existing or in such better condition as such space is required to be maintained hereunder. In making such determination, reference shall be made to lease transactions for comparable office space in the Building and comparable first-class high-rise buildings in the Back Bay district of Boston, and appropriate adjustments to the rent rates in such comparable transactions shall be made for any relevant factors, including, without limitation, the timing of the transaction, the location and condition of the space, the quality of the Building, and any free rent or other tenant concessions. Without limiting the generality of the foregoing adjustments, if the rent rate in a comparable transaction was determined based on a percentage discount to fair market rent, then the amount of such discount shall be disregarded (i.e., added back into the rental rate) for purposes of determining the Fair Market Rent Rate hereunder.

(g) General. Notwithstanding any provision of this Section to the contrary, the Extension Option shall be void, at Landlord’s election, if (i) Tenant is in default hereunder, after any applicable notice and cure periods have expired, at the time Tenant elects to extend the Term or at the time the Term would expire but for such extension, or (ii) any Transfer has occurred under Article 11 of the Lease (other than a Permitted Transfer).

EXHIBIT G

INTENTIONALLY DELETED

G-1

EXHIBIT H

LETTER OF CREDIT REQUIREMENTS

This Exhibit is attached to and made a part of the Office Lease Agreement (the “Lease”) by and between 500 BOYLSTON & 222 BERKELEY OWNER (DE) LLC, a Delaware limited liability company (“Landlord”), and VOR BIOPHARMA, INC., a Delaware corporation (“Tenant”), for space in the Building located at 500 Boylston Street, Boston, MA 02116. Capitalized terms used but not defined herein shall have the meanings given in the Lease.

The Letter of Credit (as defined in the Lease) shall be for the amount set forth in Section 1 of the Lease, subject to the terms of Section 6 of the Lease. The Letter of Credit (i) shall be irrevocable and shall be issued by a commercial bank that has a financial condition reasonably acceptable to Landlord and has an office in Boston, Massachusetts or New York City that accepts requests for draws on the Letter of Credit, (ii) shall require only the presentation to the issuer of a certificate of the holder of the Letter of Credit stating that Landlord is entitled to draw on the Letter of Credit pursuant to the terms of the Lease, (iii) shall be payable to Landlord or its successors in interest as the Landlord and shall be freely transferable without cost to any such successor or any lender holding a collateral assignment of Landlord’s interest in the Lease, (iv) shall be for an initial term of not less than one year and contain a provision that such term shall be automatically renewed for successive one-year periods unless the issuer shall, at least forty-five (45) days prior to the scheduled expiration date, give Landlord notice of such nonrenewal, and (v) shall otherwise be in form and substance reasonably acceptable to Landlord. Notwithstanding the foregoing, the term of the Letter of Credit for the final period shall be for a term ending not earlier than the date forty-five (45) days after the last day of the Term. In the event that the issuer ceases to be reasonably acceptable to Landlord, due to a deterioration in its financial condition or change in status that threatens to compromise Landlord’s ability to draw on the Letter of Credit as determined in good faith by Landlord, then Tenant shall provide a replacement Letter of Credit from an issuer satisfying the terms of this Exhibit within thirty (30) days after Landlord’s notice of such event.

Landlord shall be entitled to draw upon the Letter of Credit for its full amount or any portion thereof if (a) Tenant shall fail to perform any of its obligations under the Lease after the expiration of any applicable notice and cure period, or fail to perform any of its obligations under the Lease and transmittal of a default notice or the running of any cure period is barred or tolled by applicable law, or fail to perform any of its obligations under the Lease and any applicable notice and cure period would expire after the expiration of the Letter of Credit, or (b) not less than thirty (30) days before the scheduled expiration of the Letter of Credit, Tenant has not delivered to Landlord a new Letter of Credit in accordance with this Exhibit. Without limiting the generality of the foregoing, Landlord may, but shall not be obligated to, draw on the Letter of Credit from time to time in the event of a bankruptcy filing by or against Tenant and/or to compensate Landlord, in such order as Landlord may determine, for all or any part of any unpaid rent, any damages arising from any termination of the Lease in accordance with the terms of the Lease, and/or any damages arising from any rejection of the Lease in a bankruptcy proceeding commenced by or against Tenant. Landlord may, but shall not be obligated to, apply the amount so drawn to the extent necessary to cure Tenant’s failure.

Any amount of the Letter of Credit drawn in excess of the amount applied by Landlord to cure any such failure shall be held by Landlord as a cash security deposit for the performance by Tenant of its obligations under the Lease. Any cash security deposit may be mingled with other funds of Landlord and no fiduciary relationship shall be created with respect to such deposit, nor shall Landlord be liable to pay Tenant interest thereon. If Tenant shall fail to perform any of its obligations under the Lease, Landlord may, but shall not be obliged to, apply the cash security deposit to the extent necessary to cure Tenant’s failure. After any such application by Landlord of the Letter of Credit or cash security deposit, as the case

H-1

may be, Tenant shall reinstate the Letter of Credit to the amount originally required to be maintained under the Lease, upon demand. Provided that Tenant is not then in default under the Lease, and no condition exists or event has occurred which after the expiration of any applicable notice or cure period would constitute such a default, within forty-five (45) days after the later to occur of (i) the payment of the final Rent due from Tenant or (ii) the later to occur of the Term Expiration Date or the date on which Tenant surrenders the Premises to Landlord in compliance with Section 20 of the Lease, the Letter of Credit and any cash security deposit, to the extent not applied, shall be returned to the Tenant, without interest.

In the event of a sale of the Building or lease, conveyance or transfer of the Building, Landlord shall transfer the Letter of Credit or cash security deposit to the transferee. Upon such transfer, the transferring Landlord shall be released by Tenant from all liability for the return of such security, and Tenant agrees to look to the transferee solely for the return of said security. The provisions hereof shall apply to every transfer or assignment made of the security to such a transferee. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the Letter of Credit or the monies deposited herein as security, and that neither Landlord nor its successors or assigns shall be bound by any assignment, encumbrance, attempted assignment or attempted encumbrance.

H-2

EXHIBIT I

INTENTIONALLY DELETED

1

EXHIBIT J

Cleaning SPECIFICATIONS

1

EXHIBIT K

“green” lease rider

THIS “GREEN” LEASE RIDER (this “Rider”) is hereby incorporated into and made a part of that certain Office Lease Agreement (the “Lease”) by and between 500 BOYLSTON & 222 BERKELEY OWNER (DE) LLC, a Delaware limited liability company (“Landlord”), and VOR BIOPHARMA, INC., a Delaware corporation (“Tenant”), demising Suite 1350 containing 8,391 square feet of Rentable Floor Area on the thirteenth (13th) floor of that certain office building located at 500 Boylston Street, Boston, MA 02116 (the “Building”). Capitalized terms used but not defined herein shall have the meanings given in the Lease. In the event of any conflicts between the terms and conditions of this Rider and the terms and conditions of the Lease, the terms and conditions of the Lease shall control.

1. Sustainability Practices.

Tenant acknowledges that Landlord may elect, in Landlord’s sole discretion, to implement energy, water and waste efficiency, and environmentally sustainable practices (collectively, the “Sustainability Practices”) and, in furtherance of same, may pursue an environmental sustainability monitoring and certification program and/or rating program such as ENERGY STAR, Green Globes-CIEB, LEED, BREEAM, IREM CSP, Fitwel, Fitwel VRM, WELL, WELL Health & Safety or similar programs (“Green Building Certification and Health & Safety Certification”). Tenant agrees that, throughout the Term of this Lease (as the same may be extended): Tenant shall reasonably cooperate with Landlord and, to the extent reasonably practicable, comply with Landlord’s Sustainability Practices standards for the Building and/or Landlord’s efforts to obtain or maintain Green Building Certification and Health & Safety Certification including, without limitation, (i) matters addressing operations and maintenance, including indoor air quality, energy efficiency, water efficiency, water quality, wellness, health safety, recycling programs, exterior maintenance program, transportation and occupant satisfaction surveys, sustainable procurement practices, and systems upgrades subject to Landlord’s obligation to keep such information confidential pursuant to the terms and conditions of the Lease; (ii) all monitoring and data collection, maintenance, access, documentation and reporting requirements set forth therein. Tenant will make available to Landlord, within ten (10) Business Days following Landlord’s written request, any information in Tenant’s possession or control concerning matters necessary or desirable in Landlord’s efforts to obtain or maintain Green Building Certification and Health & Safety Certification including transportation and occupant satisfaction surveys and sustainable procurement practices, subject to Landlord’s obligation to keep such information confidential pursuant to the terms and conditions of the Lease. Both parties shall designate one point of contact for all sustainability matters. Tenant acknowledges that Landlord may elect to establish a forum for dialogue on sustainability matters, challenges and updates for the purpose of sharing information, reviewing the performance, and identifying opportunities for improvement.

2. Consumption Data.

Within ten (10) Business Days following written request by Landlord, but only to the extent such information or data is then in Tenant’s possession and control, Tenant shall provide Landlord with consumption data in form reasonably required by Landlord: (i) for any utility billed directly to Tenant and any subtenant or licensee of the Premises; and (ii) for any submetered or separately metered utility supplied to the Premises for which Landlord is not responsible for reading under the Lease. If Tenant utilizes separate services from those of Landlord as permitted under the Lease, Tenant hereby consents to (a) Landlord obtaining the information directly from such service providers and, upon ten (10) Business Days’ prior written request, Tenant shall execute and deliver to Landlord and the service providers such commercially reasonable written releases as the service providers may request evidencing Tenant’s consent to deliver the data to Landlord; and (b) installing smart meter(s) at Tenant’s expense. Any information

1

provided hereunder shall be held confidential except for its limited use to evidence compliance with laws and any sustainability standards, subject, in all events, to the confidentiality provisions of the Lease. Consumption data will cover:

• Electricity consumption

• Electricity tariff

• Purchased renewable energy credits

• Gas consumption

• Other fuel consumption

• Water consumption

Landlord may use this consumption data for the purpose of:

• Monitoring and improving the performance of the Property and/or building

• Measuring the performance of the Property and/or Building against any agreed targets

• Reporting on the performance of the Property and/or Building internally or externally, where data will not be disclosed at an asset level save for as required under local regulation, or at the necessary request of Capital Partner.

3. Above Standard Usage.

Landlord has the right to install additional meters at Tenant’s expense if in Landlord’s reasonable opinion Tenant is using more energy or water than other tenants in the Building and bill Tenant for such usage plus a reasonable administrative fee. Landlord has the right to install supplemental HVAC to the Premises (at Tenant’s expense) if Tenant requires above Building standard operating hours or additional cooling. The use of space heaters is prohibited.

4. Use.

Tenant shall not knowingly and willfully use or operate the Premises in any manner that will cause the Building or any part thereof not to conform with Landlord’s Sustainability Practices standards or certification of the Building in accordance with Green Building Certification and Health & Safety Certification, as may be reasonably determined by Landlord; provided, however, that Tenant shall have received, in writing, a complete statement of Landlord’s Sustainability Practices standards for the Building, including, without limitation, those standards which relate to alterations or improvements in and to the Premises. Tenant shall use all reasonable endeavors to ensure the efficient use of energy and water in the Premises and in respect of its use of any Common Areas of the Building.

In relation to Smart Building Technology, where the Building or the Premises incorporates smart building technology being any advanced technology which obtains and collates data and uses that data to identify measures to optimize the performance of the Building or the Premises Tenant must ensure that it complies with any relevant guidelines.

5. Compliance with Laws.

In addition to Tenant’s obligation to comply with all applicable present and future Laws as set forth in the Lease, Tenant agrees to comply with, and reasonably cooperate with Landlord’s efforts to comply with, energy and water disclosure and efficiency, green building certification, submetering, and/or carbon reduction laws, including without limitation occupant, water, energy, waste, and transportation related surveys, laws, and ordinances within the city, county, state or any other jurisdiction.

2

In locations where the Building is subject to penalties as a result of a greenhouse gas (“GHG”) emissions limit, if the Building is found in violation of the limit, Landlord may determine the portion of the penalties that are attributable to Tenant and hold Tenant accountable for its portion of the penalty that has been levied on the Building. Landlord shall have the burden to demonstrate to Tenant, the portion of the penalty attributable to Tenant. The portion may be determined using the collection of data from submeters to determine Tenant’s actual, measurable energy consumption and emissions, calculations based on the floor area of tenants’ respective leased spaces, number and frequency of occupants and/or visitors in a leased space, and/or Tenant’s operating hours within the Building, a combination of both submetering and calculations, or other methods.

6. On-site Renewable Energy Use.

In instances where Energy Systems on the roof and other parts of the Building or Building Common Area (as applicable, “Designated RES Areas”) are present, the following terms shall apply to any such system:

• Utilization of Power Generated from the Renewable Energy System. Tenant agrees to utilize power generated from the Renewable Energy System.

• Cost allocation. The costs associated with the Renewable Energy System shall be allocated as part of the overall Building operating expenses, in accordance with the terms of this Lease.

• Power Purchase Agreements. Tenant agrees to execute power purchase agreements or similar documentation requested by Landlord or the Renewable Energy Developer.

• General Cooperation with Permitting. Tenant agrees to reasonably cooperate with Landlord in connection with the necessary approvals and permits for the development and operation of the Renewable Energy System, including the submission of applications related to the interconnection and net metering of the Renewable Energy System.

7. Recycling and Waste Management.

Tenant agrees, at its sole cost and expense (except to the extent any of the following services are provided by the Property Manager and/or Landlord’s janitorial vendor or Landlord’s employees, in which event Tenant may only be responsible for its pro-rata share of the costs thereof, as set forth in the Lease): (i) to comply with all present and future laws, orders and regulations of the Federal, State, county, municipal or other governing authorities, departments, commissions, agencies and boards regarding the collection, sorting, separation, and recycling of garbage, trash, rubbish and other refuse (collectively, “trash”); (ii) if and when applicable, to comply with Landlord’s recycling policy as part of Landlord’s Sustainability Practices standards where it may be more stringent than applicable Law; (iii) to sort and separate its trash and recycling into such categories as are provided by Law or Landlord’s Sustainability Practices standards: and (iv) that Tenant shall, within ten (10) Business Days following invoicing by Landlord, pay all costs, expenses, fines, penalties or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this Section. Upon request by Landlord, but in no event more than once per year during the Term, Tenant shall provide Landlord with copies of waste manifests for all waste that leaves the Building that is within Tenant’s direct control, including but not limited to off-site paper shredding and electronic waste; provided, however, that the foregoing requirement shall not apply if the Property Manager and/or Landlord’s janitorial vendor or Landlord’s employees are responsible for the removal of trash and recycling materials (including, without limitation, paper) from the Building.

8. Services.

3

All maintenance (including without limitation janitorial services and pest control services) and repairs made by Tenant shall comply with Landlord’s Sustainability Practices standards, including any third-party rating system concerning the environmental compliance of the Building or the Premises, as the same may change from time to time. The foregoing provision shall not apply if the Property Manager and/or Landlord’s vendor or Landlord’s employees are providing the services to the Premises.

9. Construction/Alterations.

Notwithstanding local ordinances and building codes, any and all improvements, alterations or additions performed by Tenant will be performed in accordance with Landlord’s Sustainability Practices standards, including any third-party rating system concerning the environmental compliance of the Building or the Premises, as the same may change from time to time, and in accordance with Landlord’s Energy and Sustainability Construction Guidelines & Requirements which are available upon request, and any modifications thereto by Landlord.

10. Moisture and Mold Control Instructions.

Because exercising proper ventilation and moisture control precautions will help maintain Tenant’s comfort and prevent mold growth in the Premises, Tenant agrees to adopt and implement the following guidelines, to avoid encouraging excessive moisture or mold growth:

(i) Report any maintenance problems involving water, moist conditions, or mold to the Property Manager promptly and conduct its required activities in a manner that prevents unusual moisture conditions or mold growth.

(ii) Do not block or inhibit the flow of return or make up air into the HVAC system. Maintain the Premises at a consistent temperature and humidity level in accordance with the Property Manager’s instructions.

(iii) Regularly conduct janitorial activities, especially in bathrooms, kitchens, and janitorial spaces, to remove mildew and prevent or correct moist conditions, but only to the extent such janitorial services are not already provided by Landlord’s janitorial vendor or employees pursuant to the terms and conditions of the Lease.

11. Energy.

Landlord shall have the right to install on-site power generation (i.e., solar or small wind) and/or storage (batteries) at the Building or Project. Tenant agrees to cooperate with Landlord in connection with the installation and on-going operation of such on-site power and/or storage. Tenant shall have no right to any renewable energy credits or similar resulting from on-site energy generation or storage, even if Tenant uses such energy. Landlord may retain or assign such renewable energy credits in Landlord’s sole discretion.

Landlord may provide a forum for Tenant to engage with Landlord to improve the environmental performance of the Premises or the Building. Tenant agrees to cooperate.

12. Smoking.

Smoking, including e-cigarettes, is not allowed anywhere in the Building. Smoking is allowed only in Landlord-designated smoking areas, and no less than twenty-five (25) feet from all entrances, public walkways, the Building’s outdoor air intakes or operable windows.

4

13. Notice and Cure.

Notwithstanding anything contained in this Rider to the contrary, any failure by Tenant to comply with the terms and conditions of this Rider shall be governed by the terms and conditions of the Lease, including, without limitation, any and all applicable notice and cure provisions set forth therein.

14. Expense Recovery.

Landlord may recover expenses incurred for any of the above items, as set forth in Exhibit B to this Lease.

15. Social Impact.

Landlord and Tenant will co-operate with each other in responding to occasional surveys related to Social Impact.

In performing their obligations under this Lease, Landlord and Tenant must comply with all applicable anti-slavery and human trafficking laws, Acts, regulations, rules and codes from time to time in force. In performing their obligations under this Lease, Landlord and Tenant must comply with all applicable anti-slavery and human trafficking laws, Acts, regulations, rules and codes from time to time in force, including with respect to the delivery of, goods or services to the Premises and the Building.

5